REGISTRATION NO. 333-134073
--------------------------------------------------------------------------------
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM SB-2
                                 AMENDMENT NO. 4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                  --------------------------------------------

                                NB TELECOM, INC.
             (Exact name of Registrant as Specified in its Charter)

           NEVADA                         5133                   04-3836208
(State or other jurisdiction       (Primary Standard)         (I.R.S. Employer
      of incorporation         Industrial Classification    Identification No.)
      or organization)                Code Number)

   (Address, including zip code, and telephone  number,  including area code, of
             registrant's  principal  executive  offices,   principal  place  of
             business and name, address and phone number of service agent)

                  --------------------------------------------

   COPIES TO:        PAUL KELLY              COPY TO: RICHARD W. JONES
                     106 MAY DRIVE                    115 PERIMETER CENTER PLACE
                     SAXONBURG, PA  16056             SUITE 170
                     (724) 352-7606                   ATLANTA, GA  30346
                                                      (770) 804-0500


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If the form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
   -------------------------------------------------------- -------------------------------- ------------------------
                                                              PROPOSED MAXIMUM AGGREGATE     AMOUNT OF REGISTRATION
     TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED           OFFERING PRICE (1)                 FEE (3)
   -------------------------------------------------------- -------------------------------- ------------------------
   Common Stock, par value $.0001 per share (and                       $604,663                      $64.70
   associated common stock purchase rights) (2)
   -------------------------------------------------------- -------------------------------- ------------------------

   Rights (4)                                                                                        $0 (5)
   -------------------------------------------------------- -------------------------------- ------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act, as amended. Includes $4,663 as the assumed value of the shares to be issued in the spinoff, based on 1/3 of the par value of the shares to be issued. Currently 49,632,222 shares of common stock are expected to be issued in the spinoff. Also includes $600,000 as the value of the shares issueable upon the exercise of the common stock purchase rights.
(2) Rights to acquire shares of the Registrant's common stock are attached to and trade with the common stock of the Registrant. Value attributable to such rights, if any, is reflected in the market price of the common stock. No separate registration fee is required pursuant to Rule 457(h) (2).

(3) Calculated by multiplying the proposed maximum aggregate offering price by $0.000107

(4) The rights are being issued without consideration to the holders of the Registrant's common stock as of the Rights Offering Record Date set forth in this Registration Statement.
(5) Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights, since the rights are being registered in the same Registration Statement as the securities to be offered pursuant thereto.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 11, 2007


                                NB TELECOM, INC.

             SHARES OF COMMON STOCK AND COMMON STOCK PURCHASE RIGHTS

USIP.COM, Inc. ("USIP") is distributing to its stockholders all the outstanding shares of the common stock of NB Telecom, Inc. (the "Shares"), which is USIP's wholly owned subsidiary (the "Spinoff"). We expect USIP to effect the Spinoff beginning on the effective date of the registration statement to holders of record of USIP common stock on August 24, 2006 (the "Spinoff Record Date"). USIP will distribute one share of NB Telecom, Inc. ("NBT") common stock for every share of USIP common stock outstanding on the Spinoff Record Date.

USIP stockholders will not be required to pay for the shares of NBT common stock that they receive in the spinoff, nor will they be required to surrender or exchange their shares of USIP common stock. The spinoff is intended to be tax-free to the holders of USIP common stock for U.S. federal income tax purposes.

We are distributing at no charge to persons who are holders of our common stock on the Spinoff Record Date transferable rights to purchase up to an aggregate of 6,000,000 shares of our common stock at a cash subscription price of $.10 per share (the "rights offering"). The rights offering is being made to fund the costs and expenses of the Spinoff, to pay for debts and for our general corporate purposes following the Spinoff. The total purchase price of shares offered in the rights offering will be $600,000. You will not be entitled to receive any subscription rights unless you are a holder of our common stock as of the close of business on the Spinoff Record Date.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on December 31, 2007 ("Rights Exercise Date"). We, in our sole discretion, may extend the Rights Exercise Date. Subscription rights that are not exercised by the expiration date of the rights offering will expire and have no value. If you receive rights in the rights offering you should carefully consider whether or not to exercise or sell your subscription rights before the expiration date

Prior to this offering, there has been no public market for the Shares, and it is possible that no such trading market will commence for a substantial period of time after the close of this offering. The Company's common stock is not quoted on any national exchange. When trading commences it is contemplated that the Shares will be traded on the National Association of Securities Dealers, Inc. over the counter market; however, this may not occur.

  THE SHARES TO BE DISTRIBUTED HEREBY INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD
                         CAREFULLY READ AND CONSIDER THE
           "RISK FACTORS," COMMENCING ON PAGE 8 FOR INFORMATION THAT
              SHOULD BE CONSIDERED BY THE RECIPIENTS OF THE SHARES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED
              UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------
                                       Price to             Underwriting Discounts And          Proceeds to Us (4)
                                     Public(1)(2)                Commissions (3)
                                  --------------------     -----------------------------      -----------------------
Per Share (2)                            $.10                           0                              $.10
Total - 6,000,000 Shares               $600,000                         0                           $600,0000
---------------------------------------------------------------------------------------------------------------------

(1) The shares of our common stock to be distributed in the Spinoff, will be issued to all the holders of common stock of USIP on the Spinoff Record Date, and no consideration or underwriter discounts or commissions will be paid therefore. Accordingly, we will receive no proceeds in connection with the Spinoff. Consequently, no such proceeds are reflected in the table above.
(2) Up to 6,000,000 shares will be issued in connection with the exercise of the stock purchase rights for an exercise price of $.10 per share.
(3) No fees or commissions will be paid in connection with the distribution of the shares. (4) Proceeds to be received by us in connection with the exercise of the stock purchase rights, before deducting registration and distribution expenses payable by us estimated at approximately $62,000.


                   The date of this Prospectus is May 11, 2007

                                TABLE OF CONTENTS
                                                                      PAGE NO.
PART I

Prospectus Summary.........................................................1

The Company................................................................1

Organization...............................................................1

Summary Financial Information..............................................1

Relationship with USIP.Com, Inc............................................1

The Spinoff................................................................2

The Rights Offering........................................................3

Risk Factors...............................................................5

Risks Related To The Spinoff...............................................7

Risks Related to the Rights Offering.......................................9

Where You Can find More Information........................................11

Forward Looking Statements.................................................11

The Spinoff................................................................12

The Rights Offering........................................................15

Use of Proceeds............................................................20

Capitalization.............................................................21

Dilution...................................................................22

Management Discussion And Analysis.........................................22

Business Plan..............................................................25

Management.................................................................28

Principal Stockholders.....................................................31

Certain Relationships and Related Transactions.............................32

Description of Capital Stock...............................................32

Certain Provisions in the Bylaws...........................................33

Experts....................................................................33

Legal Matters..............................................................33

Further Information........................................................33

PART II
Signatures.................................................................37

Power of Attorney..........................................................37

[PG NUMBER]


                                       34


--------------------------------------------------------------------------------


                               PROSPECTUS SUMMARY


The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus carefully, including the sections titled "Risk Factors," "Management", and "Certain Transactions" and the financial statements and the notes relating to the financial statements.

                                   THE COMPANY

NB Telecom, Inc. is a provider of privately owned and company owned payphones located throughout the State of Pennsylvania. The Company receives revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance fees for calls placed from each payphone. These fees are paid by the telecommunications service providers. In addition, the Company receives revenues from the service and repair of privately owned payphones, sales of payphone units and the sale of prepaid phone cards. The Company currently has 145 payphones located in the state of Pennsylvania.

                                  ORGANIZATION

We were initially incorporated under the laws of the State of Pennsylvania on November 16, 1999. Subsequently, we migrated our state of organization to Nevada, effective December 1, 2005. At this time we are a Nevada corporation.

                          SUMMARY FINANCIAL INFORMATION

The table below contains certain summary historical financial data for the period through December 31, 2006. The summary information in the table should be read in conjunction with the financial statement and notes and other financial information included in this Prospectus.

                                   For Period Ending         For the Year Ended
                                   December 31, 2006          December 31, 2005
                                     -----------                    ----------
 Statement of Operations Data
      Total Sales                    $    63,114                    $   96,618
      Cost of Sales                  $(  96,603)                    $(106,729)
                                     -----------                    ----------
      Net Income (Loss)              $(183,124)                     $(102,299)
                                     ==========                     ==========
      Operating Income (Loss)        $(  94,194)                    $(180,141)
                                     ===========                    ==========

 Balance sheet Data
      Total Assets                   $   10,866                     $   60,093
      Liabilities                    $(316,676)                     $(182,779)
                                     ----------                     ----------
      Shareholders' Equity           $(305,810)                     $(122,686)
                                     ==========                     ==========

                        RELATIONSHIP WITH USIP.COM, INC.

We are currently a wholly-owned subsidiary of USIP.com, Inc. USIP's common stock is traded on the NASDAQ over the Counter Market under the symbol "USPO."

After the Spinoff, we will be an independent public company that is not controlled by USIP and USIP will hold no equity interest in us. We expect that our common stock will also be traded in the NASDAQ over the Counter Market at some point in time, although this may not occur. Our current board members and officers and directors will remain as our officers and directors following the spin-off.

USIP has provided minimal services to us, including tax, treasury, legal, auditing, corporate development, risk management, regulatory, compensatory and other services. Following the spin-off we will be responsible for all these costs.









--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   THE SPINOFF

DISTRIBUTING COMPANY

                  USIP.com, Inc., is a Nevada corporation. For purposes of this prospectus, "USIP.com, Inc." includes USIP and its consolidated subsidiaries, other than NB Telecom, Inc., unless the context otherwise specifies.


DISTRIBUTED
COMPANY

                  NB Telecom, Inc., a Nevada corporation, originally organized as a Pennsylvania corporation November 16, 1999.

SPINOFF

                  The distribution of all our common stock held by USIP to USIP's common stock holders. On the distribution date, the distribution agent will begin distributing shares of our common stock to persons who were stockholders of USIP on the Spinoff Record Date. Such holders will not be required to make any payment nor will they be required to surrender or exchange their shares of USIP common stock or take any other action to receive shares of our common stock.

DISTRIBUTED SHARES

                  Based on the number of shares of USIP common stock outstanding on the Spinoff Record Date, and the one for one distribution ratio, we currently expect that approximately 49,632,222 shares of our common stock will be distributed to the stockholders of USIP. No fractional shares of our common stock will be distributed. Instead all fractional shares will be rounded up to the next whole number of shares.

SPINOFF RECORD DATE

                  August 24, 2006.

DISTRIBUTION AGENT

                  Holladay Stock Transfer, Inc., located in Scottsdale, Arizona.

PURPOSES OF THE
DISTRIBUTION

                  USIP's board of directors believes that the distribution is in the best interest of USIP, its stockholders and us. USIP's board of directors believes that the distribution will result in various benefits to USIP and us, including, but not limited to, the following:

                  * Separating USIP's Pennsylvania pay phone business from its New York pay phone business. This in turn will allow the management of each company to focus solely on the opportunities and challenges specific to each business.

                  * Eliminating competition for capital between our businesses; including greater investor clarity, which should allow the investment community to better understand and evaluate our business and USIP's businesses. We anticipate that this may expand the pool of capital available to us.

                  * Increasing the long term value of our respective common stocks. In addition, the Spinoff will enable us and USIP to offer our respective management and employees equity incentives that are economically aligned with the financial performance of our respective businesses; and

                  * Allowing us to make acquisitions using our stock, if we choose to make such acquisitions.

POWER OVER THE
TERMS OF THE SPINOFF

                  USIP's board of directors may amend or modify the Spinoff at any time prior to the Spinoff Record Date, and may abandon the Spinoff at any time prior to the distribution of the shares.

NO TRADING MARKET

                  No public market exists for our common stock, although a trading market may develop after the shares are distributed. We will file an application to have our common stock traded on the NASDAQ over the counter market.

DIVIDEND POLICY

                  We currently anticipate that no cash dividends will be paid on our common stock in the foreseeable future. Our board of directors periodically will reevaluate this dividend policy taking into account our operating results, capital needs, the terms of our existing financing arrangements and other factors.

U.S. FEDERAL INCOME
TAX CONSEQUENCES

                  The Spinoff is designed by management to be tax free under the tax-free spin-off provisions of the Tax Code. Fractional shares will not be issued but the number of shares to be received by the shareholders with fractional shares will be rounded up to the next whole number of shares.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

OFFICERS AND  DIRECTORS

                  At the time of the Spinoff, our officers and directors will consist of the following:

                  Paul Kelly - President, Director
                  Craig Burton - Secretary, Director
                  Leonard Battaslia - Director.


RISK FACTORS

                  Stockholders should carefully consider the matters discussed in the section captioned "Risk Factors".



                               THE RIGHTS OFFERING


RIGHTS
OFFERED

                  We are granting transferable rights to purchase up to 6,000,000 shares of our common stock to holders of record at 5:00 p.m., New York time on the Spinoff Record Date. No underwriter will be used in the rights offering. The Company will provide each shareholder the right to purchase .128666 shares of common stock for each share of our common stock currently held by such shareholder. Each whole right entitles such holder to purchase one share of our common stock. The rights are issued in the form of rights certificates that accompany this prospectus.



SUBSCRIPTION PRICE

                  The subscription price for exercising the rights will be $.10 per share, payable in cash. Payment by personal check must clear payment on or before the expiration date.


SHARES OUTSTANDING

                  We had 49,632,222 shares of common stock outstanding prior to the offering.

EXPIRATION DATE
AND TIME

                  The subscription period for the rights expires at 5:00 p.m., New York time, on December 31, 2007.

TRANSFERABILITY  OF RIGHTS

                  The rights are transferable, and we expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. However, there has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period.

FRACTIONAL RIGHTS

                  We will not issue fractional shares of common stock in the rights offering nor will we pay cash in lieu of fractional rights. If a holder's rights would allow it to purchase a fractional share, it may exercise its rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of whole shares.

NO REVOCATION OF EXERCISE

                  Once a rights holder submits the form of rights certificate to exercise any rights, such holder is not allowed to revoke or change the exercise or request a refund of monies paid.

AMENDMENT, EXTENSION
AND TERMINATION

                  We may withdraw or amend the provisions of the rights offering at any time prior to the effective date of the Spinoff. We may amend or extend the subscription period of the rights offering at any time after the effective date of the Spinoff. We also reserve the right to withdraw the rights offering at any time after the Spinoff and prior to the expiration date for any reason, in which event all funds received in the rights offering will be promptly returned without interest or deduction to those persons who subscribed for shares in the rights offering.


PROCEDURE FOR
EXERCISING RIGHTS

                  Rights holders wishing to exercise their rights must complete the rights certificate and deliver it to NBT with full payment for the amount of rights exercised under the subscription privilege. Rights holders wishing to exercise their rights may deliver the documents and payments by mail or commercial courier. Payment for rights may also be made by wire transfer to NB Telecom, Inc., Next Tier Bank, P.O. Box 250, Evans City, PA 16033, Routing #043311497 and Account Number 20302209. No escrow account or agent will be used in connection with this rights offering.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOMINEE ACCOUNTS

                  If a rights holder wishes to purchase shares in the rights offering or sell its rights and its shares are held by a securities broker, bank, trust company or other nominee, such holder should promptly contact its record holder(s) and request that they exercise or sell rights on such holder's behalf. Such holder may also contact the nominee and request that the nominee send a separate rights certificate to it. If a holder wishes an institution such as a broker or bank to exercise or sell such holder's rights for it, such holder should contact that institution promptly to arrange the method of exercise or sale.

FEES AND COMMISSIONS

                  Rights holders wishing to exercise or sell their rights are responsible for the payment of all fees that a transfer agent, broker or other persons holding such holder's shares may charge.


NO RECOMMENDATION
TO RIGHTS HOLDERS

                  Neither our nor USIPs' board of directors makes any recommendations as to whether persons receiving rights in the rights of persons receiving rights in the rights offering should subscribe for shares of our common stock. Rights holders should decide whether to subscribe for shares or transfer their rights based upon their own assessment of their best interests.

STOCK CERTIFICATES

                  We will deliver stock certificates representing our common stock purchased promptly after the rights are exercised.

NO UNDERWRITER

                  We will not use an underwriter on a direct or stand-by basis in connection with the rights offering.


ADDITIONAL INFORMATION

                  Stockholders of USIP with questions regarding the Spinoff or the Rights Offering should contact the following:

PAYMENT ADJUSTMENTS

                  If a rights holder makes a payment that is insufficient to purchase the number of shares such holder requested, or if the number of shares such holder requested is not specified in the forms, the payment received will be applied to exercise the subscription privilege to the extent of the payment. If the payment exceeds the subscription price for the full exercise of the subscription privilege, the excess will be returned to such holder as soon as it is practicable. Rights holders will not receive interest or deduction on any payments refunded to them under the rights offering.

U.S. FEDERAL INCOME TAX
CONSEQUENCES

                  Management believes that for U.S. federal income tax purposes, rights holders exercising their rights will not recognize income as a result of the exercise of their rights. Rights holders who sell their rights may recognize a gain or loss upon such sale. Such holders should, and are urged to, consult their own tax advisor concerning the tax consequences of the rights offering for their own tax situation.

TRADING MARKET

                  No public market exists for our common stock. We expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration date. However, there has been no prior public market for the rights, and we cannot assure rights holders that a trading market for the rights will develop, or, if a market develops, that the market will remain available throughout the subscription period. We will file an application to have our common stock admitted to trading on the NASDAQ over the counter market. No application will be made to have our rights listed on the over the counter market.


                                NB TELECOM, INC.
                             CRAIG BURTON, SECRETARY
                                 USIP.COM, INC.
                                 P. O. BOX 2711
                            LIVERPOOL, NEW YORK 13089
                            TELEPHONE: (315) 451-7515
                            FACSIMILE: (315) 453-7311


--------------------------------------------------------------------------------

                                  RISK FACTORS

You should carefully read and consider the following risk factors together with all of the other information included in this prospectus in evaluating us and our common stock. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of our common stock could decline, and you may lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. You should carefully consider the following risk factors, other information included in this prospectus and information contained in our periodic reports that we will file with the Securities and Exchange Commission (the "SEC") following consummation of the Spinoff. The material risks and uncertainties described below are related to this offering. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment.

UNLESS  WE CAN  REVERSE  OUR  HISTORY  OF  LOSSES,  WE MAY  HAVE TO  DISCONTINUE
OPERATIONS

If we are unable to achieve or sustain profitability, or if operating losses increase in the future, we may not be able to remain a viable company and may have to discontinue operations. Our expenses have historically exceeded our revenues and we have had losses in all fiscal years of operation, including those in fiscal years 2005 and 2006. Our net losses were $183,124 and $102,299 for fiscal years ended 2005, 2006 respectively. We may have losses in 2006 and going forward. We have been concentrating on the development of our products, services and business plan.

THE REPORT OF OUR INDEPENDENT AUDITORS INDICATES UNCERTAINTY CONCERNING OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Our independent auditors have raised substantial doubt about our ability to continue as a going concern. This may impair our ability to implement our business plan, and we may never achieve significant revenues and therefore remain a going concern.

WE WILL NEED ADDITIONAL CAPITAL FINANCING IN THE FUTURE

We have experienced losses in each of our last two years. As a result, it is likely that we will be required to seek additional financing in the future to respond to increased expenses or shortfalls in anticipated revenues, respond to competitive pressures, develop new or enhanced products, or take advantage of unanticipated acquisition opportunities. We may not be able to find such additional financing on reasonable terms, or at all. If we are unable to obtain additional financing when needed, we could be required to modify our business plan in accordance with the extent of available financing.

BECAUSE OUR OFFICERS AND DIRECTORS ARE INDEMNIFIED AGAINST CERTAIN LOSSES, WE MAY BE EXPOSED TO COSTS ASSOCIATED WITH LITIGATION

If our directors or officers become exposed to liabilities invoking the indemnification provisions, we could be exposed to additional unreimbursable costs, including legal fees. Our articles of incorporation and bylaws provide that our directors and officers will not be liable to us or to any shareholder and will be indemnified and held harmless for any consequences of any act or omission by the directors and officers unless the act or omission constitutes gross negligence or willful misconduct. Extended or protracted litigation could have a material adverse effect on our cash flow.

WE WILL DEPEND ON OUTSIDE MANUFACTURING SOURCES AND SUPPLIERS

We may contract with third party manufacturers to produce our products and we will depend on third party suppliers to obtain access to telephone and long distance services. We do not know what type of contracts we will have with such third party suppliers. Even a short-term disruption in our relationship with third party providers or suppliers could have a material adverse affect on our operations.

IF WE ARE SUBJECT TO SEC REGULATIONS RELATING TO LOW-PRICED STOCKS, THE MARKET FOR OUR COMMON STOCK COULD BE ADVERSELY AFFECTED

The Securities and Exchange Commission has adopted regulations concerning low-priced (or "penny") stocks. The regulations generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. In the event our stock commences trading it could be classified as a penny stock.

The penny stock regulations require that broker-dealers, who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders' ability to sell our common stock in the secondary market.

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

As part of our business strategy, we may make acquisitions of, or investments in, companies, businesses, products or technologies. Any such future acquisitions would be accompanied by the risks commonly encountered in such acquisitions. Those risks include, among other things:

         - the difficulty of assimilating the operations and personnel of the acquired companies,
         - the potential disruption of our business or business plan,
         - the diversion of resources from our existing businesses, and products,
         - the inability of management to integrate acquired businesses or assets into our business plan, and
         - additional expense associated with acquisitions.

We may not be successful in overcoming these risks or any other problems encountered with such acquisitions, and our inability to overcome such risks could have a material adverse effect on our business, financial condition and results of operations.

POSSIBLE ISSUANCE OF ADDITIONAL SHARES WITHOUT STOCKHOLDER APPROVAL COULD DILUTE STOCKHOLDERS

Following the completion of the Spinoff, we will have approximately 49,632,222 Shares of common stock outstanding. Other than the pending rights offering describe elsewhere herein, there are currently no other material plans, agreements, commitments or undertakings with respect to the issuance of additional shares of common stock or securities convertible into shares of our common stock. Additional shares could be issued in the future, and the result of the issuance of additional shares would be to further dilute the percentage ownership of our common stock held by our stockholders.

INABILITY TO ATTRACT MARKET MAKERS

There is currently no public trading market for the Shares, and the Company is not currently a reporting Company with the United States Securities and Exchange Commission. The development of a public trading market depends not only the existence of willing buyers and sellers, but also on market makers. Following the completion of this offering it is contemplated that the Company will become a reporting company with the SEC, and certain broker-dealers may become market makers for the Shares. Under these circumstances, the market bid and asked prices for the Shares may be significantly influenced by decisions of the market makers to buy or sell the Shares for their own account, which may be critical for the establishment and maintenance of a liquid public market in the Shares. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We currently have no market makers. We may not be able to obtain any market makers, and the failure to obtain such market makers could have an adverse impact on the market price of the shares.

IF A MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP, SHAREHOLDERS MAY BE UNABLE TO SELL THEIR SHARES.

There is currently no market for our common stock and no market may develop. We currently plan to apply for listing of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement, of which this prospectus forms a part. However, our shares may not be traded on the bulletin board or, if traded, a public market may not materialize. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

THE BOARD OF DIRECTORS POWER TO ISSUE PREFERRED STOCK, COULD DILUTE THE OWNERSHIP OF EXISTING SHAREHOLDERS AND THIS MAY INHIBIT POTENTIAL ACQUIRES OF THE COMPANY.

NBT's articles of organization grant the board of directors the power to issue preferred stock with terms and conditions, including voting rights that they deem appropriate. The exercise of the discretion of the board to issue preferred stock and/or common stock could dilute the ownership rights and the voting rights of current shareholders. In addition, this power could be used by the Board to inhibit potential acquisitions of NBT by a third party. Management is not currently owners of any Company or group that intends to acquire NBT.

THE ADVENT OF WIRELESS PHONES HAS LESSENED THE DEMAND FOR PAYPHONES.

The proliferation of wireless phones has significantly reduced the demand for payphones and we expect that trend to continue. Certain rate plans that provide unlimited long distance service and calling fees that are fixed or minimal have and are expected to continue to negatively affect our revenues and opportunity for growth.

DIAL AROUND SERVICES.

We compete with long distance carriers that provide dial around services that can be accessed through our payphones. The popularity of these services is increasing, and the use of these services reduces the fees we receive for long distance calls placed from our phones.

                          RISKS RELATED TO THE SPINOFF

WE HAVE NO RECENT OPERATING HISTORY AS AN INDEPENDENT COMPANY.

During the past several years, our business has operated as a wholly-owned subsidiary of USIP. After the Spinoff, we will be an independent public company. Our ability to satisfy our obligations and achieve or maintain profitability will be solely dependent upon the future performance of our business, and we will not be able to rely upon the financial and other resources of USIP.

During the period of its ownership of our businesses, USIP has performed certain minimal corporate functions for us, including certain legal functions, accounting, insurance administration, and tax services. In connection the Spinoff, we intend to take steps to create our own, or to engage third parties to provide, corporate business functions that will replace those currently provided by USIP, including all legal functions, accounting, insurance administration, internal audit and tax services. As an independent public company, we will be required to bear the cost of replacing these services. We may not be able to perform, or engage third parties to provide, these functions with the same level of expertise and on the same or as favorable terms as they have been provided by USIP. In such event, our business and operations could suffer.

WE ARE DEPENDENT ON USIP FOR THE PERFORMANCE OF CERTAIN CORPORATE FUNCTIONS.

In recent years, USIP has performed certain minimal corporate functions for us, including certain legal functions, accounting, information technology, insurance administration and tax services. Once the Spinoff is completed, we intend to take steps to create our own, or to engage third parties to provide, corporate business functions that will replace many of those currently provided by USIP. As an independent public company, we will be required to bear the cost of performing or replacing these services. We may not be able to perform, or engage third parties to provide, these functions with the same level of expertise and on the same or as favorable terms as they have been provided by USIP.

IF THE SPINOFF IS DETERMINED TO BE A TAXABLE TRANSACTION, YOU AND USIP COULD BE SUBJECT TO MATERIAL AMOUNTS OF TAX.

No rulings have been requested with respect to the tax implications of the Spinoff. Management has attempted to structure the Spinoff in a manner designed to assure that the Spinoff is tax-free to the shareholder's, however; there are numerous requirements that must be satisfied in order for the Spinoff to be accorded tax-free treatment under the Tax Code. Thus, there is a risk that the Spinoff will be taxable as a dividend by USIP to its stockholders.

If the Spinoff is determined to be a taxable transaction, the Spinoff could be held to be a distribution taxable as a dividend by USIP of our common stock to the stockholders of USIP for U.S. federal income tax purposes, and such stockholders and USIP could be liable for material amounts of taxes.

If the Spinoff were held to be a taxable distribution, USIP would be subject to tax to the extent that the fair market value of our common stock exceeds the adjusted tax basis of USIP in our common stock at the time of the distribution.

EVENTS SUBSEQUENT TO THE SPINOFF COULD RESULT IN SIGNIFICANT TAX LIABILITY.

Under U.S. federal income tax laws, even if the Spinoff qualifies for tax-free treatment, USIP may nevertheless be subject to tax if acquisitions or issuances of either our common stock or USIP stock following the Spinoff cause the stockholders of USIP to subsequently own less than a majority of the outstanding shares of either USIP or us. In particular, this tax will apply if such issuances or acquisitions occur as part of a plan or series of related transactions that include the Spinoff. For this purpose, any acquisitions or issuances of USIP stock or our stock within two years before or after the Spinoff are presumed to be part of such a plan, although this presumption may be rebutted. If the subsequent acquisitions or issuances of either the stock of USIP or our stock triggers this tax, USIP will be subject to tax on the gain that would have resulted from a sale of our stock distributed in the Spinoff.

IF THE SPINOFF IS NOT A LEGAL DIVIDEND, IT COULD BE HELD INVALID BY A COURT AND HARM USIP'S AND OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The Spinoff is subject to the provisions of Section 78.288 of the Nevada Revised Statutes, which requires that distributions be made only if after making such distribution, the Corporation is able to pay its debts as they become due. Although we believe that the Spinoff complies with the provisions of Section 78.288, a court could later determine that the Spinoff was invalid under Nevada law and reverse the transaction. The resulting complications, costs and expenses could harm USIP's and our financial condition and results of operations.

CREDITORS OF USIP AT THE TIME OF THE SPINOFF MAY CHALLENGE THE SPINOFF AS A FRAUDULENT CONVEYANCE OR TRANSFER THAT COULD LEAD A COURT TO VOID THE SPINOFF.

Creditors of USIP could challenge the Spinoff and if a lawsuit brought by an unpaid creditor, or by a representative of creditors of USIP such as a trustee in bankruptcy, were to find that, among other reasons, at the time of the Spinoff, we or USIP:

o        was insolvent;
o        was rendered insolvent by reason of the Spinoff;
o was engaged in a business or transaction for which USIP's or our remaining assets constituted unreasonably small capital; or
o intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

the court may be asked to void the Spinoff (in whole or in part) as a fraudulent conveyance or transfer. The court could then require that our stockholders return to USIP some or all of the shares of our common stock issued in the Spinoff, or that USIP or us to fund liabilities of the other company for the benefit of its creditors. The measure of insolvency for purposes of the foregoing could vary depending upon the jurisdiction whose law is being applied. Generally, however, USIP and we would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it is generally not paying its debts as they become due. Although we believe that the Spinoff does not constitute a fraudulent conveyance or fraudulent transfer, a court could later void the Spinoff as a fraudulent conveyance or transfer.

                        RISKS RELATED TO OUR COMMON STOCK

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK.

Our common stock currently is not publicly traded. However, a trading market for the shares may develop in the future. If a public market does develop the public market will establish trading prices for our common stock. An active public market for our common stock may not develop or be sustained.

YOU MAY HAVE DIFFICULTY EVALUATING OUR BUSINESS, AS OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF WHAT OUR RESULTS OF OPERATIONS WOULD HAVE BEEN IF WE HAD BEEN AN INDEPENDENT COMPANY.

Our historical financial statements included in this prospectus may not reflect the results of operations, financial condition and cash flows that would have been achieved by us had we been operated independently during the periods and as of the dates presented.

THE COMBINED MARKET VALUE OF THE COMMON STOCK OF USIP AND OUR COMMON STOCK AFTER THE SPINOFF MAY NOT EQUAL OR EXCEED THE MARKET VALUE OF USIP COMMON STOCK PRIOR TO THE SPINOFF.

The combined market value of the outstanding shares of USIP's common stock and our common stock after the Spinoff may not be equal to or greater than the market value of the outstanding shares of USIP common stock prior to the Spinoff. After the Spinoff, shares of USIP common stock will continue to be listed for trading on the over the counter market. We also expect that our stock will be listed for trading on the over the counter market shortly after the Spinoff.

SUBSTANTIAL SALES OF OUR COMMON STOCK FOLLOWING THE SPINOFF COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

All of the shares of our common stock issued in the Spinoff, other than shares distributed to our "affiliates" (as such term is defined in applicable securities laws) will be eligible for immediate resale in the public market. It is likely that some USIP stockholders will, and USIP stockholders holding a substantial number of our shares may, sell shares of our common stock received in the Spinoff for various reasons, including the fact that our business profile or market capitalization as an independent company does not fit their investment objectives. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, could depress the market price of our common stock. We are unable to predict whether substantial amounts of our common stock will be sold in the open market following the Spinoff.

AFTER THE SPINOFF, THE PRICE OF OUR COMMON STOCK MAY BE VOLATILE AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

The price of our common stock after the Spinoff may fluctuate widely, depending upon a number of factors, many of which are beyond our control. For instance, it is possible that our future results of operations may be below the expectations of investors and, to the extent our company is followed by securities analysts, the expectations of these analysts. If this occurs, our stock price may decline. Other factors that could affect our stock price include the following:

 o The perceived prospects of our business or the pay phone market as whole;

 o changes in analysts' recommendations or projections, if any;

 o Increased usage of cell phones;

 o changes in market valuations of similar companies;

 o actions or announcements by our competitors;

 o actual or anticipated fluctuations in our operating results;

 o litigation developments; and

 o Changes in general economic or market conditions or other economic factors unrelated to our performance.

In addition, the stock markets have experienced significant price and trading volume fluctuations, and the market prices of telecommunications companies generally have been extremely volatile and have recently experienced sharp share price and trading volume changes. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs to us and a likely diversion of our management's attention.

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. If our common stock does not appreciate in value, or if our common stock loses value, our stockholder may lose some or all of their investment in our shares.

                      RISKS RELATING TO THE RIGHTS OFFERING

THE SUBSCRIPTION PRICE DETERMINED FOR THE RIGHTS OFFERING IS NOT AN INDICATION OF THE FAIR VALUE OF OUR COMMON STOCK.

The subscription price of $.10 per share in the rights offering was arbitrarily set by our board of directors', based primarily on our need for capital following the Spinoff.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of our common stock. Our common stock, when issued for trading, may trade at prices above or below the subscription price.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BEFORE OR AFTER THE RIGHTS EXPIRE.

We do not know the prices at which our common stock will trade once the Spinoff is completed and our common stock begins trading in the NASDAQ over the Counter Market. Such prices may be more than, less than or equal to the subscription price for our common stock in the rights offering. Even if such prices are more than or equal to the subscription price initially the public trading market price of our common stock may decline after you elect to exercise your rights. If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price, and could have an immediate unrealized loss. Moreover, following the exercise of your rights you may not be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon exercise of the rights offering, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered promptly after the rights are exercised.

YOU MAY NOT REVOKE YOUR SUBSCRIPTION EXERCISE AND COULD BE COMMITTED TO BUYING SHARES ABOVE THE PREVAILING MARKET PRICE.

Once you exercise your subscription rights, you may not revoke the exercise. The public trading market price of our common stock may decline before the subscription rights expire, even if initially above the exercise price for the subscription rights. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If we elect to withdraw or terminate the rights offering, we will have no obligation with respect to the subscription rights except to promptly return, without interest or deduction, any payments received from subscribers.

IF YOU DO NOT ACT PROMPTLY AND FOLLOW THE SUBSCRIPTION INSTRUCTIONS, YOUR EXERCISE OF RIGHTS MAY BE REJECTED.

Stockholders who wish to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by us prior to December 31, 2007, the expiration date of the rights offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by NBT prior to the expiration date of the rights offering. We shall not be responsible if your broker, custodian or nominee fails to ensure that all required forms and payments are actually received by us prior to the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, if you send an incorrect payment amount, if your check fails to clear prior to the expiration date of the rights offering or if you otherwise fail to follow the subscription procedures that apply to your exercise of the rights, NBT may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. We will not undertake to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

NO ABILITY TO USE FUNDS IN THE EVENT OF TERMINATION.

The Company has the right to terminate the rights offering at any time, and if it does, it will promptly return investors funds promptly. In such an event, investors who exercise their rights will not receive interest on the amount they pay to exercise their rights and they will not have the ability to invest their funds during the period after their exercise and prior to the termination of the offering.

IF YOU DO NOT EXERCISE YOUR RIGHTS, YOUR RELATIVE OWNERSHIP INTEREST WILL EXPERIENCE DILUTION.

The rights offering is designed to enable us to raise capital while allowing all stockholders on the Spinoff Record Date to maintain their relative proportionate voting and economic interests. To the extent you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage of ownership that your original shares represented will be reduced.

IF YOU EXERCISE YOUR RIGHTS YOU MAY BE ONE OF A FEW INVESTORS IN A COMPANY THAT NEEDS ADDITIONAL FUNDING.

The rights offering does not establish a minimum level of rights to be exercised in order to consummate the rights offering. As a result, a holder who exercises his/her rights may be one of a few investors making a new investment in a company that will need additional funding to continue its operations.

NO PRIOR MARKET EXISTS FOR THE RIGHTS.

The rights are a new issue of securities with no established trading market and a market for the rights may not develop or, if a market does develop, as to how liquid it will be. The rights are transferable until the close of business on the last trading day prior to the expiration date of the rights offering, at which time they will cease to have any value. If you wish to sell your rights or NBT tries to sell rights on your behalf in accordance with the procedures discussed in this prospectus but such rights cannot be sold, and either you subsequently provide NBT with instructions to exercise the rights and your instructions are not timely received by NBT or you do not provide any instructions to exercise your rights, then the rights will expire and will have no further value.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

 THE SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT
                                   PERMITTED.

 YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS
    SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF
                                 SUCH DOCUMENTS.

                       WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form SB-2 that we filed with the Securities and Exchange Commission with respect to the Shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information about us and the Shares offered by this prospectus, reference is made to the registration statement and the accompanying exhibits and schedules. A copy of the registration statement and the associated exhibits and schedules may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such office upon the payment of the fees prescribed by the SEC.

Please call the SEC at 1-800-SEC-0330 for further information about its public reference room. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address of the website is http://www.sec.gov. Our registration statement and the exhibits and schedules we filed electronically with the SEC are available on this site.

As of the date of this prospectus, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we will file reports and other information with the SEC. Such reports and other information can be inspected and/or obtained at the locations and website set forth above.

                           FORWARD LOOKING STATEMENTS

This prospectus includes "forward-looking statements". These statements involve known and unknown risks, uncertainties and other factors which could cause actual results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements not to occur or be realized. Such forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions, and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Potential risks and uncertainties include among other things, such factors as:

         - Our ability to expand our customer base, which will be dependent on business, financial and other factors beyond our control, including, among others, seasonal aspects such as the winter months that tend to reduce the frequency of outdoor payphone use on the east coast;
         - Ability to increase our size and marketing area by purchasing payphones and locations from independent telephone companies; and
         - Whether the public uses our payphones, together with all the risks inherent in marketing of new products.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of the forward-looking statements after the date of this prospectus.

                                   THE SPINOFF

USIP's business has diverged geographically over the years so that its operations in New York are separate and distinct from its operations in Pennsylvania. USIP's board has come to realize that the operations of USIP could be more streamlined and more focused if its New York business was separated from its Pennsylvania business. To address these issues USIP's board of directors believes that the Spinoff is in the best interests of USIP and its shareholders and will result in benefits to both USIP and to us, including the following:

o IMPROVED MANAGEMENT FOCUS. The Spinoff will allow our management team and the management team of USIP to focus solely on the opportunities and challenges specific to each business, including the adoption of strategies and resource allocation policies that reflect the financial and strategic characteristics of each business.

O ELIMINATION OF COMPETITION FOR CAPITAL. The Spinoff will eliminate competition for capital between our business and USIP's business. Presently, USIP's management and board of directors are faced with allocating limited internal capital between and among businesses that are geographically differentiated and which have different investment risk, return profiles and capital requirements. The Spinoff will eliminate this competition and inefficient capital allocation and instead will result in two separate businesses with unique capital structures and distinct investment return profiles. Therefore, USIP's board of directors believes that the Spinoff should lead to better capital allocation decisions in both businesses over time.

o CLEARER GEOGRAPHIC FOCUS. The Spinoff will provide greater investor clarity as it will allow investors and the capital markets to judge each company differently based on the reward and risk potential of each geographic market. This should allow the investment community to better understand and evaluate our business and USIP's business. Therefore, we believe the Spinoff should increase options for, and potentially lower the cost of, capital to us.

o MORE EFFECTIVE EMPLOYEE COMPENSATION AND RETENTION. The board believes that, the Spinoff will enable us and USIP to offer our respective management and employees equity incentives that are economically aligned with the financial performance of our respective businesses, the Spinoff should assist each of us in attracting and retaining high caliber employees with experience in our respective businesses.

o MAKE ACQUISITIONS WITH STOCK. Although we have no current plans to make any acquisitions, having our own independently traded stock will serve to facilitate acquisitions using stock if we decide to make any such acquisitions in the future.

MANNER OF EFFECTING THE SPINOFF

GENERAL. If all conditions to the Spinoff are satisfied or waived, and subject to the right of the board of directors of USIP to amend, modify, defer or abandon the Spinoff at any time prior to the distribution date, the Spinoff will be effected by means of a distribution of all of the outstanding shares of our common stock owned by USIP on or about the distribution date to stockholders of record of USIP on the Spinoff Record Date.

DISTRIBUTION AGENT. The distribution agent that has been engaged by USIP for purposes of effecting the Spinoff is Holladay Stock Transfer Company. The address of the distribution agent is Holladay Stock Transfer, Inc., 2939 N. 67th Place, Suite C, Scottsdale, Arizona 85251 and its telephone number is (480) 481-3940.

NUMBER OF SHARES TO BE DISTRIBUTED. Under the terms of this Spinoff, for every share of USIP common stock that a shareholder owns at 5:00 p.m. on the Spinoff Record Date, stockholders of USIP will be entitled to receive one share of our common stock. No fractional shares of our common stock will be distributed. Fractional shares will be rounded up, and shareholders will receive the next whole share of common stock for any fractional shares to which they may be entitled. In order to be entitled to receive shares of our common stock in the distribution, USIP stockholders must be stockholders at the close of business on the Spinoff Record Date. For registered USIP stockholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock.

Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own USIP common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Each share of our common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See "Description of Capital Stock". Following the distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time as well as the delivery of physical stock certificates for their shares, in each case without charge. See "--When and how you will receive the shares in the spinoff" below.

USIP stockholders are not required to pay cash or any other consideration for the shares of our common stock that they receive in the Spinoff. They will continue to own their shares of USIP common stock and, if they were a USIP stockholder on the Spinoff Record Date, will also receive shares of our common stock. The Spinoff will not otherwise change the number of, or the rights associated with, outstanding USIP common shares.

TRADING BETWEEN THE RECORD DATE AND THE DISTRIBUTION DATE. During the period between the Spinoff Record Date and ending at the market close on the distribution date, there will be two markets in shares of USIP common stock: a "regular way" market and an "ex-dividend" market. USIP shares that trade on the regular way market will trade with an entitlement to shares of NBT common stock distributed pursuant to the Spinoff. USIP shares that trade on the ex-dividend market will trade without an entitlement to shares of NBT common stock distributed pursuant to the Spinoff. Therefore, if you own USIP common shares at 5:00 p.m., New York time, on the Spinoff Record Date, and sell those shares on the regular way market prior to market close on the distribution date, you will also be trading the shares of NBT common stock that would have been distributed to you pursuant to the Spinoff. If you sell those shares of USIP common stock on the ex-dividend market but prior to the distribution date, you will still receive the shares of NBT common stock that were to be distributed to you pursuant to your ownership of shares of USIP common stock.

Furthermore, between the period beginning on or shortly before the Spinoff Record Date and market close on the distribution date, a "when-issued" trading market in our common stock may develop. The when-issued trading market will be a market for shares of our common stock that will be distributed to USIP stockholders on the distribution date. If you own shares of USIP common stock at 5:00 p.m., New York time, on the Spinoff Record Date, then you will be entitled to shares of our common stock distributed pursuant to the Spinoff. You may trade this entitlement to shares of our common stock, without the shares of USIP common stock you own, on the when-issued trading market.

WHEN AND HOW YOU WILL RECEIVE THE SHARES IN THE SPINOFF. USIP will effect the Spinoff after market close on the distribution date by releasing the shares of our common stock to be distributed in the Spinoff to Holladay Stock Transfer, Inc., the Distribution Agent for the Spinoff. As of 5:00 p.m., New York time, on the tenth day after the Spinoff Record Date (the "Distribution Date"). The Distribution Agent will cause the shares of our common stock to which USIP stockholders are entitled to be registered in their names. As of that time, they will become the record holders of that number of shares of our common stock.

USIP stockholders will receive shares of our common stock by book-entry transfer or through delivery of stock certificates representing such shares from the Distribution Agent. The Distribution Agent will begin distributing shares of our common stock on or promptly after the Distribution Date. We currently estimate that it will take approximately two weeks from the Distribution Date for the Distribution Agent to complete these mailings.

Holders of USIP common stock should not send certificates to us, USIP or the Distribution Agent. After the Spinoff, USIP stock certificates will continue to represent the same number of shares of USIP common stock as is currently shown on the face of each certificate.

RESULTS OF THE SPINOFF

After the Spinoff, we will be a separate public company. The number and identity of the holders of our common stock immediately following the Spinoff will be approximately the same as the number and identity of the holders of USIP common stock on the Spinoff Record Date, subject to sales in the when-issued trading market that may develop. Immediately after the Spinoff, we expect to have approximately 372 holders of record of our common stock and approximately 49,632,222 shares of our common stock will be outstanding, based on the number of stockholders of record of USIP common stock and the number of outstanding shares of USIP common stock on the Spinoff Record Date.

ACCOUNTING TREATMENT OF THE SPINOFF

As a result of the Spinoff, the stockholders' equity of USIP will decrease by an amount equal to the net book value of the assets and liabilities of our company, which will be removed from the balance sheet of USIP when the Spinoff is completed.

We will continue to have the same basis in our assets after the Spinoff as we had immediately prior to the Spinoff.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE SPINOFF

The Spinoff is designed to be implemented on tax-free basis to the shareholders of USIP, and we have received an opinion of counsel that the implementation of the spinoff as proposed will be tax free to such shareholders. Nonetheless, the Internal Revenue Service could take the position that the transaction is not tax free, and in the event they prevailed in that opinion, the parties could incur substantial tax liability (See "Risk Factors").

MODIFICATION OR ABANDONMENT OF THE SPINOFF

The Spinoff may be amended, modified or abandoned at any time prior to the distribution date by USIP's board of directors in its sole discretion. In addition, the spinoff will not be completed unless all conditions have been satisfied or waived by USIP.

               RELATIONSHIP BETWEEN USIP AND US AFTER THE SPINOFF

We are currently a wholly-owned subsidiary of USIP, and our results of operations are included in the consolidated financial results of USIP. After the Spinoff, we will be an independent public company and USIP will hold no ownership interest in us. Contractual relationships may exist between the two companies after the merger and those relationships will be maintained at arms length in the ordinary course of business.

We and USIP each will have sole responsibility for expenses and claims arising out of our respective activities after the Spinoff.

CONDITIONS PRECEDENT TO THE SPINOFF. USIP will have the absolute discretion to determine the terms of the Spinoff, whether to proceed with the Spinoff and the date of the Spinoff. Notwithstanding that discretion, there are a number of conditions to the Spinoff, including the following:

o The Form SB-2 registration statement of which this prospectus forms a part has become effective under the Securities Act;
o The prospectus has been mailed to the holders of USIP common stock;
o All regulatory approvals necessary to consummate the Spinoff, if any, have been received and are in full force and effect;
o No order, preliminary or permanent injunction or decree has been issued by any court of competent jurisdiction, and no other legal restraint or prohibition;

The conditions are for the benefit of USIP, and USIP's board of directors has reserved the right to waive any or all of these conditions to consummation of the Spinoff. USIP's board of directors may not provide its stockholders with notice if it waives any of these conditions precedent to the Spinoff.

DIVISION OF ASSETS. Almost all of the assets and employees necessary to operate our business following the Spinoff are currently our assets and employees, and there will be, therefore, minimal need to transfer employees in connection with the Spinoff.

O TRADEMARKS AND SERVICEMARKS. USIP will agree to transfer to us rights in and to certain trademarks and servicemarks used exclusively in our business. With respect to certain USIP trademarks and servicemarks covering goods and services applicable to both of our businesses, we have agreed with USIP that we and they will become joint owners by assignment of those marks. Thereafter, we and USIP will file instruments with the PTO to request that the PTO divide these jointly owned marks between us such that we each would own the registrations for those trademarks and servicemarks for the registration classes covering the goods and services applicable to our respective businesses. We have agreed to negotiate in good faith with USIP regarding terms of use of such jointly owned marks if the PTO denies our request to divide these marks.

ACCESS TO INFORMATION; NONCOMPETITION; CONFIDENTIALITY. USIP and we will agree to afford to one another, and each of our respective accountants, counsel and representatives, reasonable access during normal business hours to all personnel, documents, agreements, books, records, computer data and other data in our respective possession relating to the other party or the business and affairs of the other party (other than data and information subject to an attorney-client or other privilege), to the extent such access is reasonably required by the other party, for audit, accounting, regulatory compliance and disclosure and reporting purposes.

EXPENSES. Except as otherwise set forth in other agreements between USIP and us, all costs or expenses incurred in connection with the Spinoff will be paid by USIP.

INDEMNIFICATION. We will agree to indemnify and hold harmless USIP from any claims following the Distribution Date arising out of any and all debts, liabilities, assessments, costs and any other obligations of any kind arising from the conduct of our business and any damages associated therewith. USIP will agree to indemnify and hold us harmless from any claims following the Distribution Date arising out of any and all debts, liabilities, assessments, costs and any other obligations of any kind not arising from the conduct of our business.

CHANGE IN CONTROL OF USIP

On September 6, 2006, the Holders of 50.1% of the common stock of USIP (the "Sellers") entered into a Share Purchase Agreement with Yun Wang, Shibin Jiang and Ben Feng (the "Purchasers"). Pursuant to the Share Purchase Agreement, the Sellers agreed to sell to Purchasers 50.1% of the Company's issued and outstanding shares of common stock. The Company's total issued and outstanding shares of common stock as of September 6, 2006, was 49,643,222 shares of common stock. Accordingly, the Sellers agreed to sell to Purchasers 24,865,743 shares of common stock of USIP. The stock purchase closed on September 6, 2006. As a result of this transaction, there has been a change in control of the Company as the Purchasers now constitute the majority shareholders of the Company.

In connection with the closing,  the former directors of the Company,  Mr. Craig
H. Burton, Mr. Joseph J. Passalaqua and Mr. Lewis McGuiness submitted their resignations as directors and officers of the Company and Mr. Yung Wang was appointed as a Director, Chairman of the Board and Chief Executive Officer of the Company. In addition, Shibin Jiang and Jianhua Sun were appointed as Directors of the Company. As a result of these actions, immediately after the closing of the Share Purchase, there was a change in control in the Board of Directors of USIP, and Messrs. Yun Wang, Shibin Jiang and Jianhua Sun have become the entire Board of Directors of USIP.

Pursuant to the Share Purchase Agreement, the Sellers have agreed to cause all subsidiaries of the Company, including NB Telecom, Inc., to assume all liabilities of USIP, whether contingent or otherwise.

The Sellers agreed to pay all expenses necessary to effect the Spinoff, including, but not limited to, attorney's fees, transfer agent fees and filing fees and expenses. The Purchasers, in turn, agreed to cause the Company to provide any assistance reasonably necessary to effect the Spinoff, which cannot be performed by the Sellers.

The Spinoff Record Date is August 24, 2006 and only those persons who were shareholders of USIP as of that date will be entitled to receive our shares in the Spinoff. Accordingly, the Purchasers and any other person who became a shareholder after the Spinoff Record Date, including those individuals that received convertible Notes of USIP on September 6, 2006 in connection with a share exchange agreement, will not be entitled to receive shares of NBT in the Spinoff.

                               THE RIGHTS OFFERING

THE RIGHTS

We are distributing transferable subscription rights to the persons who own shares of our common stock on 5:00 p.m., New York time on the Spinoff Record Date, at no cost to such stockholders. We will give each such stockholder a right to purchase .128666 shares of our common stock for each share of our common stock that the holder owns on the Spinoff Record Date, for an aggregate total of 6,000,000 shares. The subscription rights will be evidenced by rights certificates. Each whole right will entitle the rights holder to purchase one share of our common stock for $.10 per share. If rights holders wish to exercise their rights, they must do so before 5:00 p.m., New York time, on December 31, 2007, the expiration date of the rights offering. After that date, the rights will expire and will no longer be exercisable unless we earlier decide to extend the expiration of the rights offering. See "--Expiration Date and Amendments" below.

SUBSCRIPTION PRIVILEGE

Each whole right entitles the holder to purchase one share of our common stock for $.10 per share. Rights holders are not required to exercise any or all of their rights. We will deliver to the stockholders who purchase shares in the rights offering certificates representing the shares purchased promptly after the exercise of the rights.

METHOD OF EXERCISING RIGHTS

The exercise of rights is irrevocable and may not be cancelled or modified. Rights holders may exercise their rights as follows:

SUBSCRIPTION BY REGISTERED HOLDERS

Rights holders who are registered holders of our common stock may exercise their subscription privilege by properly completing and executing the rights certificate and forwarding it, together with payment in full of the subscription price for each share of the common stock for which they subscribe, to NBT at the address set forth in the summary above. No escrow account or agent will be used in connection with the rights offering.

SUBSCRIPTION BY DTC PARTICIPANTS

Banks, trust companies, securities dealers and brokers that hold shares of our common stock on the Spinoff Record Date as nominee for more than one beneficial owner may, upon proper showing to the Company, exercise their subscription privilege on the same basis as if the beneficial owners were record holders on the Spinoff Record Date.

SUBSCRIPTION BY BENEFICIAL OWNERS

Rights holders who are beneficial owners of shares of our common stock and whose shares are registered in the name of a broker, custodian bank or other nominee, and rights holders who hold common stock certificates and would prefer to have an institution conduct the transaction relating to the rights on their behalf, should instruct their broker, custodian bank or other nominee or institution to exercise their rights and deliver all documents and payment on their behalf prior to 5:00 p.m. New York time, on December 31, 2007, the expiration date of the rights offering. A rights holder's subscription rights will not be considered exercised unless NBT receives from such rights holder, its broker, custodian, nominee or institution, as the case may be, all of the required documents and such holder's full subscription price payment prior to 5:00 p.m. New York time, on the expiration date.

PAYMENT METHOD

Payments must be made in full in U.S. currency by:

o wire transfer of immediately available funds to NB Telecom, Inc., care of NB Telecom, Inc. - Next Tier Bank, P.O. Box 250, Evans City, PA 16033, Routing Number 043311497, Account Number 20302209;

o        check or bank draft payable to NB Telecom, Inc. drawn upon a U.S. bank;
         or

o        postal, telegraphic or express money order payable to NB Telecom, Inc.

Any personal check used to pay for shares of common stock must clear the appropriate financial institutions prior to the expiration date. The clearing house may require two or more business days. Accordingly, rights holders who wish to pay the subscription price by means of a uncertified personal check are urged to make payment sufficiently in advance of the expiration date to ensure such payment is received and clears by such date. Rights certificates received after that time will not be honored, and we will promptly return payment to the sender, without interest or deduction.

We will be deemed to receive payment upon:

o        clearance of any uncertified check deposited by us;

o        receipt by us of any certified check bank draft drawn upon a U.S. bank;
         or

o        receipt by us of any postal, telegraphic or express money order.

Rights holders wishing to subscribe should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS TO US. Except as described below, we will not consider a subscription received until we have received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is on each rights holder or its nominee, not us.

The method of delivery of rights certificates and payment of the subscription amount to NBT will be at the risk of the holders of rights, but, if sent by mail, we recommend that rights holders send those certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to us and clearance of payment before the expiration of the subscription period. Because uncertified personal checks may take at least two or more business days to clear, we strongly urge rights holders to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise their subscription rights should they decide to exercise such subscription rights.

CALCULATION OF SUBSCRIPTION RIGHTS EXERCISED

Rights holders who do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that they indicate are being exercised, will be deemed to have exercised their subscription privilege with respect to the maximum number of subscription rights that may be exercised with the aggregate subscription price payment they delivered to us. If we do not apply a rights holder's full subscription price payment to its purchase of shares of our common stock, we will promptly return the excess amount to such rights holder by mail, without interest or deduction.

EXPIRATION DATE AND AMENDMENTS

The subscription period, during which rights holders may exercise their subscription privilege, expires at 5:00 p.m., New York time, on December 31, 2007, the expiration date, unless extended. If such holders do not exercise their rights prior to that time, their rights will expire and will no longer be exercisable. We will not be required to issue shares of our common stock to a rights holder if we receive such holder's rights certificate or payment after that time, regardless of when such holder sent the rights certificate and payment.

We will extend the duration of the rights offering as required by applicable law and may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration date.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

SUBSCRIPTION PRICE

Our board of directors determined the subscription price on an arbitrary basis after considering our need for capital following the Spinoff. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of the common stock to be offered in the rights offering.

We cannot assure rights holders that the market price of our common stock will not decline during or after the rights offering. We also cannot assure rights holders that they will ever be able to sell shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We urge all rights holders to obtain a current quote for our common stock before exercising their rights.

CONDITIONS, WITHDRAWAL AND TERMINATION

Our board may withdraw the rights offering at any time prior to the completion of the Spinoff for any reason. We reserve the right to withdraw the rights offering at any time after the Spinoff and on or prior to the expiration date for any reason. The rights offering is conditioned upon the consummation of the Spinoff as described elsewhere in this prospectus.

We may terminate the rights offering, in whole or in part, at any time after the Spinoff and at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by us will be returned promptly without interest or deduction.

                 DELIVERY OF SUBSCRIPTION DOCUMENTS AND PAYMENTS

The address to which subscription documents, rights certificates, and payments other than wire transfers should be mailed or delivered is:

                                    NB Telecom, Inc.
                                    106 May Drive
                                    Saxonburg, PA  16056
                                    Attn:  Mr. Paul Kelly, President

If a rights holder delivers subscription documents, rights certificates in a manner different than that described in this prospectus, then we may not honor the exercise of such holder's subscription privileges.

Rights holders should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or any requests for additional copies of the prospectus to Mr. Paul Kelly at the telephone number noted above.

FEES AND EXPENSES

We will pay all expenses charged by the transfer agent in connection with the distribution and exercise of the rights. Rights holders are responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with the exercise of the rights.

FRACTIONAL SHARES OF COMMON STOCK AND FRACTIONAL RIGHTS

We will not issue fractional shares of common stock. If a rights holder's rights would allow it to purchase a fractional share, such holder may exercise its rights only by rounding down to and paying for the nearest whole share or by paying for any lesser number of whole shares.

NOTICE TO BENEFICIAL HOLDERS

If a rights holder is a broker, a trustee or a depositary for securities who holds shares of our common stock for the account of others on the Rights Offering Record Date, such holder should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising or selling their subscription rights. Such rights holders should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to rights holders for their distribution to beneficial owners. If the beneficial owner so instructs, a rights holder should complete the appropriate subscription rights certificates and submit them to NBT, at the address noted above, with the proper payment. If a rights holder holds shares of our common stock for the account(s) of more than one beneficial owner, such holder may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the Spinoff Record Date, provided that the rights holder, as a nominee record holder, makes a proper showing to us.

BENEFICIAL OWNERS

If a rights holder is a beneficial owner of shares of our common stock or will receive subscription rights through a broker, custodian bank or other nominee, we will ask such holder's broker, custodian bank or other nominee to notify such holder of the rights offering. If a rights holder wishes to exercise or sell its subscription rights, such holder should have its broker, custodian bank or other nominee act for it. If a rights holder holds certificates of our common stock directly and would prefer to have its broker, custodian bank or other nominee act for it, such holder should contact its nominee and request it to effect the transactions for such holder. To indicate its decision with respect to its subscription rights, rights holders should complete and return to their broker, custodian bank or other nominee the form entitled "Beneficial Owners Election Form." Rights holders should receive this form from their broker, custodian bank or other nominee with the other rights offering materials. If a rights holder wishes to obtain a separate subscription rights certificate, it should contact the nominee as soon as possible and request that a separate subscription rights certificate be issued to it. Rights holders should contact their broker, custodian bank or other nominee if they do not receive this form, but believe they are entitled to participate in the rights offering. We are not responsible if a rights holder does not receive the form from its broker, custodian bank or nominee or if a rights holder receives it without sufficient time to respond.

METHOD OF TRANSFERRING AND SELLING RIGHTS

We expect that rights may be purchased or sold through usual investment channels until the close of business on the last trading day preceding the expiration time. However, there has been no prior public market for the rights, and we cannot assure you that a trading market for the rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the prices at which the rights will trade, if at all. If you do not exercise or sell your rights you will lose any value inherent in the rights. See "--General Considerations Regarding the Partial Exercise, Transfer or Sale of Rights" below.

TRANSFER OF RIGHTS

You may transfer rights in whole by endorsing the rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your rights certificate. If you wish to transfer only a portion of the rights, you should deliver your properly endorsed rights certificate to NBT. With your rights certificate, you should include instructions to register such portion of the rights evidenced thereby in the name of the transferee (and to issue a new rights certificate to the transferee evidencing such transferred rights). You may only transfer whole rights and not fractions of a right. If there is sufficient time before the expiration of the rights offering, we will send you a new rights certificate evidencing the balance of the rights issued to you but not transferred to the transferee. You may also instruct us to send the rights certificate to one or more additional transferees. If you wish to sell your remaining rights, you may request that we send you certificates representing your remaining (whole) rights so that you may sell them through your broker or dealer. You may also request that we attempt to sell your rights for you, as described below.

If you wish to transfer all or a portion of your rights, you should allow a sufficient amount of time prior to the time the rights expire for us to:

o        receive and process your transfer instructions; and

o issue and transmit a new rights certificate to your transferee or transferees with respect to transferred rights, and to you with respect to any rights you retained.

GENERAL  CONSIDERATIONS  REGARDING  THE  PARTIAL  EXERCISE,  TRANSFER OR SALE OF
RIGHTS

The amount of time needed by your transferee to exercise or sell its rights depends upon the method by which the transferor delivers the rights certificates, the method of payment made by the transferee and the number of transactions which the holder instructs NBT to effect. You should also allow up to ten business days for your transferee to exercise or sell the rights transferred to it. We will not be liable to a transferee or transferor of rights if rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date.

You will receive a new rights certificate upon a partial exercise, transfer or sale of rights only if we receive your properly endorsed rights certificate no later than 5:00 p.m., New York City time, on December 24, 2007, five business days before the expiration date. We will not issue a new rights certificate if your rights certificate is received after that time and date. If your instructions and rights certificate are received by us after that time and date, you will not receive a new rights certificate and therefore will not be able to sell or exercise your remaining rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your rights, except that we will pay all fees of the transfer agent associated with the exercise of rights.

If you do not exercise your rights before the expiration date, your rights will expire and will no longer be exercisable.

VALIDITY OF SUBSCRIPTIONS

We will resolve all questions regarding the validity and form of the exercise of a rights holder's subscription privilege, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. Rights holders must resolve any irregularities in connection with their subscriptions before the subscription period expires, unless waived by us in our sole discretion. We will not be under any duty to notify rights holders or their representative of defects in their subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and payment of the full subscription amount have been received by us. Our interpretations of the terms and conditions of the rights offering will be final and binding.

RIGHTS OF SUBSCRIBERS

Rights holders will have no rights as a stockholder with respect to shares of common stock for which they subscribe in the rights offering until certificates representing shares of common stock are issued to such holders. Rights holders will have no right to revoke their subscriptions after they deliver their completed rights certificate, payment and other required documents to NBT.

NO REVOCATION OR CHANGE

Once a rights holder submits the form of rights certificate to exercise any rights, such holder is not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of rights are irrevocable, even if a rights holder learns subsequently information about us that it considers to be unfavorable. Rights holders should not exercise their rights unless they are certain that they wish to purchase shares of our common stock at the subscription price.

REGULATORY LIMITATION

We will not be required to issue to a rights holder shares of our common stock pursuant to the rights offering if, in our opinion, such holder is required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and if, at the time the rights offering expires, such holder has not obtained such clearance or approval.

U.S. FEDERAL INCOME TAX TREATMENT OF RIGHTS DISTRIBUTION

Management believes that, for U.S. federal income tax purposes, rights holders will not recognize income as a result of the receipt or exercise of their rights. However, management recommends that holders seek advice from their own advisors regarding the tax impact of the receipt or exercise of rights with respect to their individual tax situations.

NO RECOMMENDATION TO RIGHTS HOLDERS

Neither our board of directors nor USIP.Com, Inc.'s board of directors is making any recommendations to rights holders as to whether or not they should exercise their rights.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

Based on the 49,632,222 shares of our common stock that we anticipate will be issued and outstanding upon consummation of the Spinoff, 55,632,222 shares of our common stock will be issued and outstanding after the rights offering expires, assuming the exercise of all the rights offered hereby. This is an increase in the number of outstanding shares of our common stock of approximately 13%.

FOREIGN SHAREHOLDERS

We will not mail rights certificates to stockholders on the Spinoff Record Date whose addresses are outside the United States. Instead, we will hold the rights certificates for those holders' accounts. To exercise their rights, foreign holders must notify us before 5:00 p.m., New York City time, on December 27, 2007, three business days prior to the expiration date, and must establish to our satisfaction that such exercise is permitted under applicable law. If a foreign holder does not notify and provide acceptable instructions to us by such time (and if no contrary instructions have been received), such foreign holder's rights will be cancelled.

OTHER MATTERS

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your privilege in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in the rights offering.

                                 USE OF PROCEEDS

Our gross proceeds from the rights offering will be $600,000, assuming all rights are exercised. If all rights are not exercised, we may receive as little as $0 from the exercise of such rights. We intend to use the proceeds from this offering, together with cash flow from operations to pay the expenses of this offering (estimated to be approximately $62,000), for working capital and other general corporate purposes, which may include general and administrative expenses.

                                 CAPITALIZATION

The following tables sets forth (i) our historical capitalization as of December 31, 2006, (ii) our adjusted capitalization assuming the Spinoff was effective on December 31, 2006, and (iii) our adjusted capitalization after giving effect to the spinoff and the consummation of the rights offering as of December 31, 2006. The tables should be read in conjunction with our historical consolidated financial statements, including the notes thereto contained elsewhere herein:


                                                      December 31, 2006
                                          -------------- --------------------
                                            Actual        As Adjusted for
                                                             the Spinoff
Total Liabilities                         $ 316,676           $ 316,676
Stockholders' Equity:
    Common Stock $.0001 par value
    100,000,000 shares authorized at
    December 31, 2006 (1)
                                              -                   -

Additional Paid in Capital                $ 356,394        $   356,394
Retain earnings                           $(662,204)       $  (662,204)
                                           ---------        -----------
Total Stockholders' Equity                $(305,810)       $  (305,810)
Total Capitalization                      $  10,866        $    10,866
                                          ==========        ===========

================================================================================

(1) Effective March 23, 2006, NBT effected a merger whereby the domicile of the Corporation was migrated from Pennsylvania to Nevada, and the name of the corporation was changed from NB Payphones, Ltd. to NB Telecom, Inc. As a result of that merger, the authorized shares of NBT was increased to 100,000,000 common shares and 10,000,000 preferred shares, with a par value of $.0001 per share. As of the Spinoff Record Date, the number of shares of common stock of NBT held by USIP was 49,632,222, and even though the Spinoff Record Date has past, that transaction has not been completed and the disclosures in the table assumes that the Spinoff transaction occurred as of December 31, 2006.

                                                                             December 31, 2006
                                                       As adjusted for the Spinoff and the Rights Offering Assuming Various
                                                              levels of Participation in the rights offering (1)
                                            ---------------------------------------------------------------------------------------
                                            0% Rights     5% Rights     10% Rights    50% Rights      75% Rights      100% Rights
                                            Exercised (2) Exercised (3) Exercised (4) Exercised (5)   Exercised (6)   Exercised (7)
------------------------------------------- ------------- ------------- ------------- --------------- --------------- -------------
Total Liabilities                           $  316,676    $  316,676    $  316,676    $  316,676      $  316,676      $  316,676
Stockholders' Equity:
      Common Stock $.0001 par value
      100,000,000 shares authorized at
      December 31, 2006
Additional Paid in Capital                  $  356,394    $  386,394    $  416,394    $  656,394      $  806,394      $  956,394
Retain earnings                             $(662,204)    $(662,204)    $(662,204)    $(662,204)      $(662,204)      $(662,204)
                                             ---------     ---------     ---------     ---------       ---------       ---------
Total Stockholders' Equity                  $(305,810)    $(275,810)    $(245,810)    $  (5,810)      $  144,190      $  294,190
                                             ---------     ---------     ---------     ---------       ---------       ---------
Total Capitalization                        $  10,866     $  40,866     $  70,866     $  310,866      $  460,866      $  610,866
                                             ==========    ==========    ==========    =========       =========       =========
------------------------------------------- ------------- ------------- ------------- --------------- --------------- -------------

(1) This table reflects the capitalization of the Company after the spinoff and after the completion of the Rights offering assuming various levels exercise of the rights by the holders of the rights.
(2) This column reflects the capitalization of the Company assuming completion of the rights offering and assuming that 0% of the Rights are exercised.
(3) This column reflects the capitalization of the Company assuming completion of the rights offering and assuming that 5% of the Rights are exercised.
(4) This column reflects the capitalization of the Company assuming completion of the rights offering and assuming that 10% of the Rights are exercised.
(5) This column reflects the capitalization of the Company assuming completion of the rights offering and assuming that 50% of the Rights are exercised.
(6) This column reflects the capitalization of the Company assuming completion of the rights offering and assuming that 75% of the Rights are exercised.
(7) This column reflects the capitalization of the Company assuming completion of the rights offering and assuming that 100% of the Rights are exercised.

                                    DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of December 31, 2006 was approximately ($305,810), or ($.0062) per share of our common stock (based upon 49,632,222 shares of our common stock assumed to be outstanding.) Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering. Based on the aggregate offering of $600,000, and after the taking into account offering expenses of approximately $62,000, our pro forma net tangible book value as of December 31, 2006 would be approximately $232,190, or $.0042 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $.0104 per share and an immediate dilution to purchasers in the rights offering of $.0958 per share. The following table illustrates this per share dilution (based upon 55,632,222 shares of our common stock that would be outstanding following the consummation of the spinoff and completion of the rights offering assuming that all rights outstanding are exercised.)

Subscription Price                                                                  $    0.10
Net tangible book value per share prior to the rights offering           ($.0062)
Increase per share attributable to the rights offering                     $.0104
                                                                         --------
Pro forma net tangible book value per share after the rights offering               $    .0042
                                                                                    ----------

Dilution in net tangible book value per share to purchasers                         $    .0958
                                                                                    ==========

                       MANAGEMENT DISCUSSION AND ANALYSIS

THE YEAR ENDED DECEMBER 31, 2006 COMPARED TO THE YEAR ENDED DECEMBER 31, 2005

REVENUES

Our total revenue decreased by $33,504 or approximately 34.7%, from $96,618 in the year ended December 31, 2005 to $63,114 in the year ended December 31, 2006. This decrease was primarily attributable to the decrease in the use of the payphones.

Our commissions increased by $922 or approximately 20.8%, from $4,428 in the year ended December 31, 2005 to $5,350 in the year ended December 31, 2006. This increase was primarily due to an increase in toll free phone calls on our network of payphones. Our coin call revenues decreased by $7,591 or approximately 45.2%, from $16,808 in the year ended December 31, 2005 to $9,217 in the year ended December 31, 2006. The decrease in coin call revenue was primarily attributable to the reduced number of payphones we operated coupled with the increased competition from wireless communication services.

Our non-coin call revenue, which is comprised primarily of dial-around revenue decreased $24,376 approximately 67.5% from $36,095 in the year ended December 31, 2005 to $11,719 in the year ended December 31, 2006. This decrease was primarily attributable to a reduced in number of payphones and increase competition in wireless communication.

Service & Repair Sales decreased by $2,576, when compared to the same period in 2005. Equipment Sales increased by $147 from $897 for the year ending December 31, 2005 to $1,044 in the year ending December 31, 2006. Our phone card revenue decreased by $30 when compared to 2005.

COSTS OF SALES

Our overall cost of sales decreased for the year ending December 31, 2006 by $10,666 or approximately 10% when compared to the year ending December 31, 2005. This decrease in our overall cost is primarily due to cost of payphones sold, the cost of providing telephone service to less phones in 2006.

The change in telecommunication costs decreased by $12,782 or approximately 17% when compared to the same period in 2005. This decrease in our overall cost is primarily due to cost of payphones sold, the cost of providing telephone service to 185 payphones in 2006 as compared to 211 payphones in 2005. This number reflects an overall reduction of 26 payphones due to our ongoing strategy of identifying and removing unprofitable payphones. Once a low revenue payphone is identified, we offer the site owner an opportunity to purchase the equipment. If the site owner does not purchase the payphone, we remove it from the site.

Depreciation expense increased by $2,556 when compared to the same period in 2005. This increase is due better aligning accumulated depreciation with depreciation schedules. Once a payphone is sold to the site owner it is removed from our assets and depreciation schedules. We own telephone equipment and motor vehicles, which provide a service for a number of years. The term of service is commonly referred to as the "useful life" of the asset. Because an asset such as telephone equipment or motor vehicle is expected to provide service for many years, it is recorded as an asset, rather than an expense, in the year acquired. A portion of the cost of the long-lived asset is reported as an expense during the cost of an asset to expense over its life in a rational and systematic manner.

Our cost of sales for repairs, service, travel and supplies decreased by $440 a direct result of the management team's ongoing efforts to reduce cost.

OPERATION AND ADMINISTRATIVE EXPENSES

Operating expenses increased by $63,109 or approximately 75.06% over the same period in 2005. Professional fees increased by $33,020. These are fees we pay to accountants and attorneys throughout the year for performing various tasks. Our insurance expense increased by $582 when compared to the same fiscal period 2005. Rent increased by $12,727 when compared to 2005. Payroll expenses increased $7,695 when compared to the same fiscal period 2005. Our telephone, office and vehicle expenses, together account for an increase of $9,085 when compared to the same period ending December 31, 2005.

NET LOSS

The Company saw an increase in Net Loss from $102,299 to $183,124 during December 31, 2005 to December 31, 2006, respectively. This is due to a $33,504 decrease in revenues and a $52,443 increase in expenses. With the increased competition from wireless communication, the payphones have been used less. Also, there were phones that were sold in 2005, that decreased the number of phones available for use in 2006. The Company has done a better job of decreasing their cost of sales expenses. With the decreased number of phones, the Company was able to decrease their telecommunication costs from $75,280 in 2005 to $62,498 in 2006. The Company saw an increase of $63,109 in operating expenses. There was an increase in professional fees of $33,020. This is due to the efforts taken by outside services to take the Company public.

GOING CONCERN QUALIFICATION

Our independent auditors have raised substantial doubt about our ability to continue as a going concern. We cannot assure you that this will not impair our ability to consummate a business combination. Additionally, we cannot assure you that we will ever achieve significant revenues and therefore remain a going concern.

FINANCIAL CONDITION

We currently anticipate that our available cash resources combined with loans from current shareholders will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. We may need to raise additional capital, however, to fund more rapid expansion, to develop new and to enhance existing services to respond to competitive pressure, and to acquire complementary business or develop products.

If we raise additional funds through further issuances of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and holders of those new securities may have rights, preferences and privileges senior to those of our current Shareholders.

In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available or are not available on terms favorable to us, our business, results of operations and financial condition could be adversely affected.

CASH FLOW

Our primary sources of liquidity have been from contributories by our shareholders and cash from investing activities. Cash used in operations decreased from $22,126 to $15,258 in December 31, 2005 to December 31, 2006 respectively. This is due primarily to the fact that receivables did not cover the payables outstanding at year end. The revenue per customer is not large enough to cover payables to vendors. There was no cash from investing because there were no sales of equipment in 2006 like in the $12,750 received in 2005. There was an increase in proceeds from related parties of $2,860 from 2005 to 2006. Related partying investing has been a major source of cash for the Company. The Company does not see this changing in the future. The Company anticipates increases in payables as they incur the expenses of running a business. The Company also anticipates a decrease in revenues due to the increase in wireless communication.

LONG-TERM LIQUIDITY PLAN

If the rights offering is successful it would improve our liquidity by adding as much as $600,000 in cash to our assets. However, there is no minimum level of participation in the offering and we do not know how many shareholders will choose to exercise their rights, if any. The table under the heading "Capitalization" more specifically discloses the affect on stockholders equity of various levels of participation in the rights offering. As previously noted, our officers and directors may provide short-term loans to us in order to fund operations, although there is no specific agreement to that effect. Management will seek to expand our customer base outside the demographics we currently service and seek strategic acquisition of other independent payphone providers to add to our business focus.


THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED DECEMBER 31, 2004

REVENUES

Our total revenue increased by $701 or approximately 0.73%, from $96,050 in the year ended December 31, 2004 to $96,751 in the year ended December 31, 2005. This increase was primarily attributable to the increase in the use of the payphones.

Our commissions decreased by $163 or approximately 3.62%, from $4,591 in the year ended December 31, 2004 to $4,428 in the year ended December 31, 2005. This decrease was primarily due to a decrease in toll free phone calls on our network of payphones. Our coin call revenues decreased by $11,388 or approximately 40.39%, from $28,196 in the year ended December 31, 2004 to $16,808 in the year ended December 31, 2005. The decrease in coin call revenue was primarily attributable to the reduced number of payphones we operated coupled with the increased competition from wireless communication services. We reduced our network from approximately 211 payphones in 2004 to approximately 185 in 2005.

Our non-coin call revenue, which is comprised primarily of dial-around revenue increased $17,089 or approximately 89.91% from $19,006 in the year ended December 31, 2004 to $36,095 in the year ended December 31, 2005. This increase was primarily attributable to advertising signage revenues.

Service & Repair Sales decreased by $4,602, when compared to the same period in 2004. Equipment Sales decreased by $215 from $1,112 for the year ending December 31, 2004 to $897 in the year ending December 31, 2005. Our phone card revenue decreased by $20 when compared to 2004. This decrease is due to increased competition from other phone card vendors along with loss of various site locations.

COSTS OF SALES

Our overall cost of sales decreased for the year ending December 31, 2005 by $22,660 or approximately 17.51% when compared to the year ending December 31, 2004. This decrease in our overall cost is primarily due to cost of payphones sold, the cost of providing telephone service to 185 payphones in 2005 as compared to 211 payphones in 2004. This number reflects an overall reduction of 26 payphones due to our ongoing strategy of identifying and removing unprofitable payphones. Once a low revenue payphone is identified, we offer the site owner an opportunity to purchase the equipment. If the site owner does not purchase the payphone, we remove it from the site.

The change in telecommunication costs decreased by $9,434 or approximately 11.14% when compared to the same period in 2004. This decrease in our overall cost is primarily due to the cost of payphones sold, and the cost of providing telephone service to 185 payphones in 2005 as compared to 211 payphones in 2004.

Depreciation expense decreased by $12,012 when compared to the same period in 2004. This decrease is due to certain assets being sold and our on going strategy of identifying unprofitable payphones, and selling them to the site owners.

Our cost of sales for repairs, service, travel and supplies decreased by $1,214 a direct result of the management team's ongoing efforts to reduce cost.

OPERATION AND ADMINISTRATIVE EXPENSES

Operating expenses decreased by $16,778 or approximately 19.05% over the same period in 2004. Professional fees increased by $3,251. These are fees we pay to accountants and attorneys throughout the year for performing various tasks. Our insurance expense decreased by $6,261 when compared to the same fiscal period 2004. Rent decreased by $10,523 when compared to 2004. Payroll expenses decreased $3,269 when compared to the same fiscal period 2004. Our telephone, office and vehicle expenses, together account for an increase of $24 when compared to the same period ending December 31, 2004.

                                  BUSINESS PLAN

GENERAL OVERVIEW

NB Telecom, Inc. was originally incorporated as NB Payphones, Inc. on November 16, 1999 under the laws of Pennsylvania. On April 29, 2000 all our outstanding shares of common stock were purchased by USIP, and we have operated as a wholly-owned subsidiary of USIP since that time. On March 23, 2006, the corporate domicile of NB Payphones, Inc. was migrated to Nevada, and our name was changed to NB Telecom, Inc.

SMART PAYPHONE TECHNOLOGY

Our payphones utilize "smart" technology which provides oral calling instructions, detects and counts coins deposited during each call, informs the caller at certain intervals of the time remaining on each call, identifies the need for and the amount of an additional deposit in order to continue the call, and provides other functions associated with the completion of calls. Through the use of programmable memory chips, the payphones can also be programmed and reprogrammed from our central computer facilities to update rate information or to direct different types of calls to particular carriers. Our payphones can also distinguish coins by size and weight, report to our central host computer the total amount of coin in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number.

CUSTOMER SERVICE.

The technology we use enables us to (i) respond quickly to equipment malfunctions and (ii) maintain accurate records of payphone activity, which can be verified by customers. We strive to minimize "downtime" on our payphones by identifying service problems as quickly as possible. We employ both advanced telecommunications technology and trained field technicians as part of our commitment to provide superior customer service. The records generated through our technology also allow for more timely and accurate payment of commissions to Location Owners.

OPERATIONS

As of December 1, 2005 we owned and operated approximately 145 payphones in Pennsylvania.

COIN CALLS

Our payphones generate coin revenues primarily from local calls. Historically, the maximum rate that could be charged for local calls was generally set by state regulatory authorities and in most cases was $0.25 through October 6, 1997. We charge $0.35, and $0.50. In ensuring "fair compensation" for all calls, the FCC determined that local coin rates from payphones should be generally deregulated by October 7, 1997, but provided for possible modifications or exemptions from deregulation upon a detailed demonstration by an individual state that there are market failures within the state that would not allow market-based rates to develop. On July 1, 1997, a federal court issued an order that upheld the FCC's authority to deregulate local coin call rates. In accordance with the FCC's ruling and the court order, certain payphones owners, began to increase rates for local coin calls from $0.25 to $0.35.

Long distance carriers that have contracted to provide transmission services to our payphones typically carry long distance coin calls. We pay a charge to the long-distance carrier each time the carrier transports a long-distance call for which we receive coin revenue from an end user.

NON-COIN CALLS

We also receive revenue from non-coin calls made from our payphones. Traditional non-coin calls include credit card, calling card, prepaid calling card, collect and third party billed calls where the caller dials "0" plus the number or simply dials "0" for an operator.

The services needed to complete a non-coin call include providing an automated or live operator to answer the call, verifying billing information, validating calling cards and credit cards, routing and transmitting the call to its destination, monitoring the call's duration and determining the charge for the call, and billing and collecting the applicable charge. We have contracted with operator service providers to handle these calls and perform all associated functions, while paying us a commission on the revenues generated.

REGULATIONS AND DIAL-AROUND COMPENSATION

On September 20, 1996 the Federal Communications Commission ("FCC") adopted rules, which became effective November 7, 1996, initially mandating dial-around compensation for both access code calls and 800 subscriber calls at a flat rate of $45.85 per payphone per month. Commencing October 7, 1997 and ending October 6, 1998 the $45.85 per payphone per month rate was to transition to a per-call system at the rate of $0.35 per call. Several parties challenged certain of the FCC regulations including the dial-around compensation rate. On July 1, 1997 a federal court vacated certain portions of the FCC's 1996 Payphone Order, including the dial-around compensation rate.

In accordance with the court's mandate, on October 9, 1997 the FCC adopted a second order, establishing a rate of $0.284 per call for the first two years of per-call compensation (October 7, 1997 through October 6, 1999). An inter-exchange Carriers ("IXC") is a common carrier providing long distance connections between local telephone areas, and they include AT&T, MCI and Sprint. Under the 1997 Payphone Order IXC's were required to make the per-call payments to payphone service providers, beginning October 7, 1997. On May 15, 1998 the court again remanded the per-call compensation rate to the FCC for further explanation without vacating the $0.284 default rate.

On February 4, 1999 the FCC released a third order in which the FCC abandoned its efforts to derive a "market based" default dial-around compensation rate and instead adopted a "cost based" rate of $0.24 per dial-around call. This rate became effective on April 21, 1999 and served as a default rate through January 31, 2002.

In a decision released January 31, 2002 the FCC partially addressed the remaining issues concerning the "true-up" required for interim and intermediate period compensation. The FCC adjusted the per-call rate to $0.229, for the interim period only, to reflect a different method of calculating the delay in IXC payments to payphone services provider's ("PSPs") for the interim period, and determined that the total interim period compensation should be $33.89 per payphone per month ($0.229 times an average of 148 calls per payphone per month). A payphone service provider is a Company that installs and monitors payphones. The 2002 Payphone Order deferred to a later order its determination of the allocation of this total compensation rate among the various carriers required to pay compensation for the interim period.

On October 23, 2002 the FCC released its Fifth Order on Reconsideration and Order on Remand, which resolved the remaining issues surrounding the interim/intermediate period true-up and specifically how monthly per-phone compensation owed to PSPs is to be allocated among the relevant dial-around carriers. The Interim Order also resolves how certain offsets to such payments will be handled and a host of other issues raised by parties in their remaining FCC challenges to the 1999 Payphone Order and the 2002 Payphone Order. In the Interim Order the FCC ordered a true up for the interim period and increased the adjusted monthly rate to $35.22 per payphone per month, to compensate for the three-month payment delay inherent in the dial-around payment system. The new rate of $35.22 per payphone per month is a composite rate, allocated among approximately five hundred carriers based on their estimated dial-around traffic during the interim period. The FCC also ordered true-up requiring PSPs, to refund an amount equal to $0.046 (the difference between the old $0.284 rate and the current $0.238 rate) to each carrier that compensated the PSP on a per-call basis during the intermediate period. Interest on additional payments and refunds is to be computed from the original payment date, at the IRS prescribed rate applicable to late tax payments.

On August 2, 2002 and September 2, 2002 respectively, the American Public Communications Counsel ("APCC") and the Regional Bell Operating Company ("RBOCs") filed petitions with the FCC to revisit and increase the dial-around compensation level. An RBOC is one of the seven local service telephone companies that resulted from the break-up of AT&T in 1984. Using the FCC's existing formula, as approved by the Court in its June 26, 2000 order, and adjusted only to reflect current costs and call volumes, the APCC and RBOCs petitions support approximately doubling of the current $0.45 rate. In response to the petitions, on September 2, 2002 the FCC put them out for comment and reply comment by interested parties, seeking input on how the Commission should proceed to address the issues raised by the filings. As of this date, dial around compensation to PSPs is $.49 per call. As a result of these dial around compensation rules, NBT received approximately $6,000 in dial-around compensation during the final quarter of 2005.

Our objectives are to continue to review our overall cost structure, improve route density and service quality, monitor and take action on our under performing telephones. We have implemented the following strategy to meet our objectives.

CUSTOMERS, SALES AND MARKETING

The Location Owners with whom we contract are a diverse group of small and medium sized businesses, which are frequented by individuals needing payphone access. The majority of our payphones are located at convenience stores, truck stops, service stations, grocery stores, colleges and hospitals.

Before we install a phone, we search for, and utilize historical revenue information about each payphone location. In locations where historical revenue information is not available, we rely on our site survey to examine geographic factors, population density, traffic patterns and other factors in determining whether to install a payphone. We recognize, however, that recent changes in payphone traffic volumes and usage patterns being experienced on an industry-wide basis warrant a continued assessment of the location and deployment of our payphones. Generally, we pay the phone line owners approximately $40 per month per phone line.

SERVICE AND EQUIPMENT SUPPLIERS

Our primary suppliers provide payphone components, local line access, long-distance transmission and operator services. To promote acceptance by end users accustomed to using RBOC or Local Exchange Carrier ("LEC") owned payphone equipment, we utilize payphones designed to be similar in appearance and operation to payphones owned by LEC. A LEC is a local phone company, which can be either a call operating company or an integrated company which traditionally had the exclusive franchise rights and responsibilities to provide local transmission and switching services.

We  purchase   circuit  boards  from  various   manufacturers   for  repair  and
installation of our payphones. We primarily obtain local line access from various LECs, including Verizon, North Pittsburgh Telephone Co. and various other incumbent and competitive suppliers of local line access. Generally, we are charged approximately $40 per month per payphone, on the average, for local line access. New sources of local line access are expected to emerge as competition continues to develop in local service markets. Long-distance services are provided to our company by various long-distance and operator service providers, including AT&T, Qwest, ILD Telecommunications, Inc., and others.

We expect the basic availability of such products and services to continue in the future; however, the continuing availability of alternative sources cannot be assured. Although we are not aware of any current circumstances that would require us to seek alternative suppliers for any material portion of the products or services used in the operation of our business, transition from our existing suppliers, if necessary, could have a disruptive effect on our operations and could give rise to unforeseen delays and/or expenses.

ASSEMBLY AND REPAIR OF PAYPHONES

We assemble and repair payphone equipment for our use. The assembly of payphone equipment provides us with technical expertise used in the operation, service, maintenance and repair of our payphones. We assemble, refurbish or replace payphones from standard payphone components either obtained from our inventory or purchased from component manufacturers. These components include a metal case, an integrated circuit board incorporating a microprocessor, a handset and cord, and a coin box and lock. On the occasion when components are not available from inventory, we can purchase the components from several suppliers. We do not believe that the loss of any single supplier would have a material adverse effect on our assembly operations.

Our payphones comply with all material regulatory requirements regarding the performance and quality of payphone equipment and have all of the operating characteristics required by the applicable regulatory authorities, including free access to local emergency (911) telephone numbers, dial-around access to all available carriers, and automatic coin return capability for incomplete calls.

TECHNOLOGY

The payphone equipment we install makes use of microprocessors to provide voice prompted calling instructions, detect and count coin deposits during each call, inform the caller at certain intervals of the time remaining on each call, identify the need for and the amount of an additional deposit and other functions associated with completion of calls. Through the use of memory chips, our payphones can also be programmed and reprogrammed from our central computer facilities to update rate information or to direct different kinds of calls to particular carriers.

Our payphones can distinguish coins by size and weight, report to a remote location the total coins in the coin box, perform self-diagnosis and automatically report problems to a pre-programmed service number, and immediately report attempts at vandalism or theft. Many of our payphones operate on power available from the telephone lines, thereby avoiding the need for and reliance upon an additional power source at the installation location.

We provide all technical support required to operate the payphones, such as computers and software at our headquarters in Saxonburg, Pennsylvania. Our assembly and repair support provides materials, equipment, spare parts and accessories to maintain our payphones.

MAJOR CUSTOMERS


No individual customer accounted for more than 5% of our consolidated revenues in 2004, 2005 and 2006.


COMPETITION

We compete for payphone locations directly with RBOCs, LECs and other IPPs. We also compete, indirectly, with long-distance companies, which can offer Location Owners commissions on long-distance calls made from LEC-owned payphones. We compete with LECs and long-distance companies who may have substantially greater financial, marketing and other resources.

We believe that our principal competition is from providers of wireless communications services for both local and long distance traffic. Certain providers of wireless communication services have introduced rate plans that are competitively priced with certain of the products offered by us, and have negatively impacted the usage of payphones throughout the nation.

We believe that the competitive factors among payphone providers are (1) the commission payments to a Location Owner, (2) the ability to serve accounts with locations in several LATAs or states, (3) the quality of service and the availability of specialized services provided to a Location Owner and payphone users, and (4) responsiveness to customer service needs. We believe that we are currently competitive in each of these areas.

Additionally, a number of domestic IPPs continue to experience financial difficulties from various competitive and regulatory factors impacting the pay telephone industry generally, which may impair their ability to compete prospectively. We believe that these circumstances create an opportunity for us to obtain new location agreements and reduced site commissions going forward, however, this may not occur. There are no guarantees that we will be able to obtain new location agreements that are advantageous to our company.

We compete with long-distance carriers that provide dial-around services that can be accessed through our payphones. Certain national long-distance operator service providers and prepaid calling card providers have implemented extensive advertising promotions and distribution schemes which have increased dial-around activity on payphones owned by LECs and IPPs, including our company, thereby reducing traffic to our primary providers of long-distance service. While we do receive compensation for dial-around calls placed from our payphones, regulatory efforts are underway to improve the collection system and provide us with the ability to collect that portion of dial-around calls that are owed.

OUR EMPLOYEES

Our President, Paul Kelly, is our only full time employee. In addition, we also hire advisers and temporary employees on an as needed basis. We may, from time to time, supplement our regular work force as necessary with temporary and contract personnel. We have no part-time employees at this time. None of our employees are represented by a labor union. We believe we have a good relationship with our employees.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The present officers and directors of NBT will continue to be the officers and directors of NBT after the Spinoff. This will result in the following persons serving in the following capacities for one year or until their respective successors are elected and qualified:

             Name                      Age                 Position

          Paul Kelly                    59          President and Director

         Craig Burton                   43          Secretary and Director

     Leonard J. Battaglia               40                 Director

Paul Kelly is the President and a Director of the Company, and has held this position since December, 2005. Mr. Kelly has served as a service representative and maintenance technician for NB Telecom since November, 1999. Mr. Kelly served in the U.S. Navy from 1963 to 1966 and he graduated from Freeport High School, located in Freeport, Pennsylvania in 1963.

Craig Burton is the Secretary and a Director of the Company, and he has held these positions since December, 2005. Mr. Burton attended the University of South Carolina-Coastal and was a licensed real estate agent in the State of New York. He began working in marketing for a long distance carrier in 1996 and in 1999, Mr. Burton became Director of Marketing for Datone Communications, Inc., an owner of payphones and distributor of prepaid calling cards. Datone was acquired by USIP in January, 2000, and it has been a wholly owned subsidiary of USIP since that date. Mr. Burton currently serves as President and a Director of USIP and he has held these positions since January 31, 2000.

Leonard J. Battaglia is a Director of the Company, and has held this position since December, 2005. Mr. Battaglia attended New York Institute of Technology. His background includes Real Estate development in New York City. He also has had an extensive background in Marketing and Sales for several Telecommunication Companies. Since 1998 Mr. Battaglia has held the position of Vice President and CEO of Seven Ocean Enterprise, Inc., a manufacturer of telecommunication equipment and products, located in Queens, New York.

BOARD OF DIRECTORS; ELECTION OF OFFICERS

All directors hold their office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Any vacancy occurring in the board of directors may be filled by the shareholders, the board of directors, or if the directors remaining in the office constitute less than a quorum of the board of directors, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office. A director elected to fill a vacancy is elected for the unexpired term of his predecessor in office. Any directorship filled by reason of an increase in the number of directors shall expire at the next shareholders' meeting in which directors are elected, unless the vacancy is filled by the shareholders, in which case the terms shall expiree on the later of (i) the next meeting of the shareholders or (ii) the term designated for the director at the time of creation of the position being filled.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our board of directors consists of three members, and the board held one formal meeting in 2006.

BOARD COMMITTEES

In light of our small size and our early development stage, our board has not yet designated a nominating committee, an audit committee, a compensation committee, or committees performing similar functions. The board intends to designate one or more such committees when practicable.

Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by Sarbanes-Oxley and any applicable national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an "audit committee financial expert" within the meaning of Item 407(d)(5) of Regulation S-B, as promulgated by the SEC. Additionally, our board of directors is expected to appoint an audit committee, nominating committee and compensation committee and to adopt charters relative to each such committee. Until further determination by the board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee. We do not currently have an "audit committee financial expert" since we currently do not have an audit committee in place.


CODE OF ETHICS

NBT has not adopted a Code of Ethics for its principal executive and financial officers. Due to NBT's limited operations the Company's Board of Directors does not believe a code of ethics is necessary at this time. NBT's Board of Directors will revisit this issue in the future to determine if adoption of a code of ethics is appropriate. In the meantime, NBT's management intends to promote honest and ethical conduct, full and fair disclosures in its reports with the SEC, and compliance with the applicable governmental laws and regulations.

EXECUTIVE COMPENSATION


The following is a summary of the compensation paid to our executive officers for the two years ending December 31, 2006.

                                              SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                              Nonequity    Nonqualified
                                                                              Invcentive    Deferred
Name and Principal                                               Option          Plan      Compensation   All Other
     Position        Year    Salary     Bonus    Stock Awards      Awards    Compensation   Earnings     Compensation   Total ($)
------------------ ------- --------- --------- ----------------- ----------- ------------- ------------ --------------- -----------
Paul Kelly
President            2006   $33,448      $0           $0             $0           0            $0             $0         $33,448
                     2005   $33,448      $0           $0             $0           0            $0             $0         $33,448

Craig Burton         2006      $0        $0           $0             $0           0            $0             $0            $0
                     2005      $0        $0           $0             $0           0            $0             $0            $0
------------------ ------- --------- --------- ----------------- ----------- ------------- ------------ --------------- -----------

The following is a summary of all options, unvested stock and equity incentive plans for our Executive Officers for the year ending December 31, 2006.

------------------------------------------------------------------------------------------------------------------------------------

                                                OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
------------------------------------------------------------------------------------------------------------------------------------

                                      OPTION AWARDS                                                 STOCK AWARDS
------------ ----------------------------------------------------------------- -----------------------------------------------------
      Name    Number of  Number of     Equity    Option Exercise   Option       Number of    Market          Equity       Equity
              Securities Securities   Incentive       Price        Expiration   Shares or    Value of    Incentive Plan   Incentive
              Underlying Underlying     Plan                          Date       Units of    Shares      Awards: Number   Plan
             Unexercised Un-Exercised  Awards:                                  Stock That   or Units     of Unearned     Awards:
               Options   Options      Number of                                  Have Not    of Stock    Shares, Units    Market or
             Exercisable Un-ExercisabSecurities                                   Vested     That       or Other Rights   Payout
                                     Underlying                                              Have Not    That Have Not    Value of
                                     Unexercised                                              Vested         Vested       Unearned
                                      Unearned                                                                            Shares,
                                       Options                                                                            Units or
                                                                                                                          Other
                                                                                                                          Rights
                                                                                                                          That Have
                                                                                                                          Not Vested
------------ ----------- ----------- ----------- ----------------- ----------- ------------- ---------- ----------------- ----------
Paul Kelly        0          0            0            N/A            N/A           0            0             0              0
------------ ----------- ----------- ----------- ----------------- ----------- ------------- ---------- ----------------- ----------
Craig Burton      0          0            0            N/A            N/a           0            0             0              0
------------ ----------- ----------- ----------- ----------------- ----------- ------------- ---------- ----------------- ----------

The following is a summary of the compensation paid to our Directors for the period ending December 31, 2006.

----------------------------------------------------------------------------------------------------------------------------------

                                                   DIRECTOR COMPENSATION
----------------------------------------------------------------------------------------------------------------------------------
         Name            Fees Earned   Stock Awards                                                                        Total
                          or Paid in                  Option Awards     Non-Equity     Nonqualified      All Other
                             Cash                                       Incentive        Deferred      Compensation
                                                                           Plan        Compensation
                                                                       Compensation      Earnings
----------------------- ------------- --------------- --------------- --------------- --------------- ---------------- -------------
Paul Kelly                    0             0               0               0               0                0               0
----------------------- ------------- --------------- --------------- --------------- --------------- ---------------- -------------
Craig Burton                  0             0               0               0               0                0               0
----------------------- ------------- --------------- --------------- --------------- --------------- ---------------- -------------
Leonard J. Battaglia          0             0               0               0               0                0               0
----------------------- ------------- --------------- --------------- --------------- --------------- ---------------- -------------


DESCRIPTION OF PROPERTY

We utilize the office of our president on a rent free basis, and therefore we have no lease. Our tangible property consist of office equipment, inventory and supplies for repairing and replacing our payphones that are in service. This property is located in Saxonburg, Pennsylvania.

LEGAL PROCEEDINGS

The Company is not a party to any material legal proceeding.

PERSONAL LIABILITY AND INDEMNIFICATION OF DIRECTORS

Our Bylaws contain provisions in accordance with the Nevada Corporate Code which reduce the potential personal liability of directors for certain monetary damages and provide for indemnification of directors and other persons. We are unaware of any pending or threatened litigation against us or our directors that would result in any liability for which our directors would seek indemnification or similar protection at this time.

Such indemnification provisions are intended to increase the protection provided directors and, thus, increase our ability to attract and retain qualified persons to serve as directors. Because directors liability insurance is only available at considerable cost and with low dollar limits of coverage and broad policy exclusions, we do not currently maintain a liability insurance policy for the benefit of our directors, but we may attempt to acquire such insurance in the future. We believe that the substantial increase in the number of lawsuits being threatened or filed against corporations and their directors has resulted in a growing reluctance on the part of capable persons to serve as members of boards of directors of companies, particularly of companies which are or intend to become public companies.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                             PRINCIPAL STOCKHOLDERS

Prior to the Spinoff, all the outstanding shares of our common stock will be owned by our parent company, USIP.Com, Inc. The address of USIP.Com, Inc.'s principal executive office is 7325 Oswego Road, Liverpool, New York 13090. The following table sets forth information regarding the projected beneficial ownership of our common stock immediately after our spin-off, based on the current ownership of the common stock of USIP, by: (i) each person known by us to beneficially own 5% or more of the Shares of outstanding common stock of USIP, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as otherwise indicated, all Shares are beneficially owned, and investment and voting power is held by, the persons named as owners.

    Name and Address of Beneficial Owner        Amount and Nature of Common       Percentage Ownership of Common Stock(1)
                                              Stock Beneficially Owned Before
                                                          Spinoff
--------------------------------------------- --------------------------------- ---------------------------------------------
Paul Kelly                                                   0                                       0%

Craig Burton                                             1,150,000                                  2.3%

Greenwich Holdings, LLC (2)                              36,560,106                                73.7%

Leonard J. Battaglia                                      100,000                                   .2%

All Officers and Directors as a Group (3                 1,250,000                                  2.5%
persons)
-----------------------------------------------------------------------------------------------------------------------------

(1) Based on 49,632,222 shares of common stock expected to be outstanding after the spinoff. (2) Greenwich Holdings, LLC is a New York limited liability company that is owned by Joseph Passalaqua, a resident of Liverpool, New York.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

Any of our directors or officers;
Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; Any of our promoters; Any relative or spouse of any of the foregoing persons who has the same house as such person.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

We are authorized to issue 110,000,000 shares of capital stock, consisting of 100,000,000 shares of $.0001 par value common stock and 10,000,000 shares of $.0001 par value preferred stock.

COMMON STOCK

General. We have 49,632,222 Shares of common stock issued and outstanding prior to this offering. All Shares of common stock currently outstanding are validly issued, fully paid and non-assessable, and all Shares which are the subject of this prospectus, when issued and paid for pursuant to this offering, will be validly issued, fully paid and non-assessable.

Voting Rights. Each Share of our common stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of stockholders. Our Board of Directors is elected annually at each annual meeting of the stockholders. See "Principal Stockholders" and "Risk Factors".

Dividend Policy. All Shares of common stock are entitled to participate ratably in dividends when, as and if declared by our Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional Shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the Shares of common stock will be declared in the foreseeable future. The decision to issue future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements, general business conditions and other pertinent facts. Dividends on the common stock may never be paid.

Miscellaneous Rights and Provisions. Holders of common stock have no preemptive or other subscriptions rights, conversions rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each Share of common stock is entitled to Share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities.

Shares Eligible for future Sale. Upon completion of the Spinoff, we will have 49,632,222 Shares of common stock outstanding. All of the Shares except shares held by certain affiliates will be freely tradeable.

PREFERRED STOCK

We may issue up to 10,000,000 shares of our preferred stock, par value $.0001 per share, from time to time in one or more series. As of the date of this prospectus, no shares of preferred stock have been issued. Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series of Preferred Stock that may be issued in the future. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

STOCK OPTION GRANTS

To date we have not granted any stock options.

REGISTRATION RIGHTS

As of the date of this registration statement we have not granted registration rights to any of our shareholders.

NO PUBLIC MARKET FOR COMMON STOCK

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board upon the completion of the Spinoff and the effectiveness of the registration statement of which this prospectus forms a part; however, our shares may never trade on the bulletin board or, if traded, a public market may never materialize.

                        CERTAIN PROVISIONS IN THE BYLAWS

Our articles of incorporation allow us to indemnify our offices and directors to the maximum extent allowed under Nevada law. This includes indemnification for liability which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant under these provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                     EXPERTS

Our financial statements as of December 31, 2005, appearing in this prospectus and registration statement have been audited by Robison Hill & Co., Certified Public Accountant, independent auditors, as set forth in their report thereon, appearing elsewhere in this prospectus and in this registration statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for us by Jones, Haley & Mottern, P.C., a professional corporation located in Atlanta, Georgia.

                               FURTHER INFORMATION

You should rely only on the information in this prospectus or any prospectus supplement to this prospectus. We have not authorized anyone else to provide you with different information. Offers of the securities are being made only in states where the offers are permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

This prospectus is part of a Registration Statement on Form SB-2 that has been filed with the SEC. It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detailed information, you should read the exhibits themselves.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                                       -:-

                INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS' REPORT

                           DECEMBER 31, 2006 AND 2005

                                    CONTENTS


                                                                          Page

Independent Registered Public Accountants' Report..........................F - 1

Balance Sheets
  December 31, 2006 and 2005...............................................F - 3

Statements of Operations
  For the Years Ended December 31, 2006 and 2005...........................F - 4

Statement of Stockholders' Equity
  For the Years Ended December 31, 2006 and 2005...........................F - 6

Statements of Cash Flows
  For the Years Ended December 31, 2006 and 2005...........................F - 7

Notes to Financial Statements..............................................F - 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
NB Telecom, Inc.

We have audited the accompanying balance sheets of NB Telecom, Inc., (a Pennsylvania corporation) as of December 31, 2006, and 2005 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NB Telecom, Inc. as of December 31, 2006, and 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has incurred annual operating losses since inception and other uncertainties raise substantial doubt about the Company's ability to continue as a going concern. As of December 31, 2006, the Company has increased its line of credit borrowing to meet operating costs, and has seen stockholders' equity declining. Management's plans in regard to these matters are also described in Note 9. The financial statements do not include any adjustments to reflect the possible future effects on the recover ability and classification of assets or the amounts and classification of liabilities that might result from the outcome of the foregoing uncertainties.

As discussed in Note 1 to the financial statements, the Company's statement of income previously reported a net loss of ($68,491) for 2005. The net loss should have been ($89,500) for 2005. In addition, the 2005 restatement also affected the 2006 numbers in that related party payables and retained earnings have changed from $157,003 and $662,204 respectively to $144,203 and $649,404 respectively due to the roll forward of previous balances. This discovery was made subsequent to the issuance of the financial statements. The financial statements have been restated to reflect this correction.






                                                /s/ Robison, Hill & Co
                                                ----------------------------
                                                Certified Public Accountants

Salt Lake City, Utah

March 28, 2007 except as to the restatement discussed in Note 1 to the financials statements which is as of May 10, 2007.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                                 BALANCE SHEETS

                                                                                     (Restated)
                                                                             December 31,   December 31,
                                                                               2006             2005
                                                                           --------------   --------------
CURRENT ASSETS
  Cash                                                                     $           -    $       2,033
  Commissions and Sales Receivable, Net                                            1,223           14,422
  Inventory                                                                            -            1,251
  Prepaid Expenses and Other Current Assets                                          300               30
                                                                           --------------   --------------

TOTAL CURRENT ASSETS                                                               1,523           17,736
                                                                           --------------   --------------

FIXED ASSETS
  Telephone and Office Equipment                                                 213,244          213,244
  Vehicle                                                                         11,634           11,634
                                                                           --------------   --------------
                                                                                 224,878          224,878
  Less: Accumulated Depreciation                                                (215,535)        (182,521)
                                                                           --------------   --------------

               Net Fixed Assets                                                    9,343           42,357
                                                                           --------------   --------------

TOTAL ASSETS                                                                    $ 10,866         $ 60,093
                                                                           ==============   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts Payable                                                             $ 136,342         $ 66,073
  Accrued Expenses                                                                   255                -
  Bank Overdraft                                                                   1,352                -
  Related Party Payable                                                          144,203           93,798
  Notes Payable Related Party                                                     21,724           10,108
                                                                           --------------   --------------

TOTAL CURRENT LIABILITIES                                                        303,876          169,979
                                                                           --------------   --------------

TOTAL LONG-TERM LIABILITIES                                                            -                -

TOTAL LIABILITIES                                                                303,876          169,979
                                                                           --------------   --------------

STOCKHOLDERS' EQUITY
    Common Stock, .0001 par value 100,000,000 shares authorized,                       -                -
      100 shares issued and outstanding at December 31, 2006 and 2005
  Additional Paid in Capital                                                     356,394          356,394
  Retained Earnings                                                             (649,404)        (466,280)
                                                                           --------------   --------------

TOTAL STOCKHOLDERS' EQUITY                                                      (293,010)        (109,886)
                                                                           --------------   --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $       10,866   $       60,093
                                                                           ==============   ==============



   The accompanying notes are an integral part of these financial statements.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                             STATEMENT OF OPERATIONS


                                                       (Restated)
                                                  For the Years Ended
                                                        December 31,
                                                 2006            2005
                                             --------------  --------------
SALES
  Commissions                                $       5,350   $       4,428
  Coin Collections                                   9,217          16,808
  Dial Around                                       11,719          36,095
  Equipment Sales                                    1,044             897
  Phone Card Sales                                       -              30
  Service and Repair Sales                          35,784          38,493
                                             --------------  --------------
      Total Sales                                   63,114          96,751
                                             --------------  --------------

COST OF SALES
  Telecommunications Costs                          62,498          75,280
  Repairs and Service Supplies                         551             210
  Depreciation                                      33,014          30,458
  Travel                                                 -             781
                                             --------------  --------------
      Total Cost of Sales                           96,063         106,729
                                             --------------  --------------

Gross Profit                                       (32,949)         (9,978)
                                             --------------  --------------

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                             STATEMENT OF OPERATIONS
                                   (Continued)


                                                     (Restated)
                                                 For the Years Ended
                                                    December 31,
                                                 2006           2005
                                             -------------  -------------
OPERATING EXPENSES
  Insurance                                  $      4,343   $      4,402
  Payroll Wages and Taxes                          39,706         32,011
  Telephone                                         6,242          1,604
  Vehicle Expenses                                  4,590          1,287
  Rent                                             32,505         10,071
  Professional Fees                                56,222         19,469
  Office Expense                                    3,584          2,440
                                             -------------  -------------
      Total Operating Expenses                    147,192         71,284
                                             -------------  -------------

      Total Operating Income (Loss)              (180,141)       (81,262)
                                             -------------  -------------

OTHER INCOME (EXPENSE)
  Gain (Loss) on Sale of Equipment                      -         (8,130)
  Interest Expense                                 (2,983)          (108)
                                             -------------  -------------
      Total Other Income (Expense)                 (2,983)        (8,238)
                                             -------------  -------------

NET LOSS                                     $   (183,124)  $    (89,500)
                                             =============  =============

Weighted Common Shares Outstanding                    100            100

Net Loss per Common Share                    $  (1,831.24)  $    (895.00)
                                             =============  =============











   The accompanying notes are an integral part of these financial statements.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                           Common Stock        Additional Paid      Retained
                                                Shares            Amount         In Capital         Earnings
                                            ---------------------------------  ---------------   ---------------
Balance  as of January 1, 2004                         100    $            -   $       356,394   $     (254,189)
Net Loss                                                 -                 -                -          (122,591)
                                            ---------------   ---------------  ---------------   ---------------

Balance  as of December 31, 2004                       100                 -          356,394          (376,780)
Net Loss                                                 -                 -                -           (89,500)
                                            ---------------   ---------------  ---------------   ---------------

Balance as of December 31, 2005 (Restated)             100                 -          356,394          (466,280)
Net Loss                                                 -                 -                -          (183,124)
                                            ---------------   ---------------  ---------------   ---------------

Balance at December 31, 2006 (Restated)                100    $            -   $       356,394    $      (649,404)
                                            ===============   ===============  ===============   ===============









   The accompanying notes are an integral part of these financial statements.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                             STATEMENT OF CASH FLOWS


                                                                       (Restated)
                                                                   For the Years Ended
                                                                      December 31,
                                                                   2006           2005
                                                               -------------  -------------
Cash Flows From Operating Activities:
    Net Loss                                                   $   (183,124)  $    (89,500)
    Adjustments to reconcile net  (loss) to net
        cash provided (used) by operating activities:
             Depreciation Expense                                    33,014         30,458
             Gain (Loss) on Sale of Equipment                             -          8,130
             (Increase) Decrease in Commission Receivables           13,199         (1,708)
             (Increase) Decrease in Commission Receivables            1,251              -
             (Increase) Decrease in Prepaid and Other Current Assets   (270)             -
             Increase (Decrease) in Accounts Payable                 70,268         28,294
             Increase (Decrease) in Accrued Expenses                    255            108
             Increase (Decrease) in Related Party Payable            50,405          1,943
                                                               -------------  -------------

            Net cash used in operating activities                   (15,002)       (22,275)
                                                               -------------  -------------

Cash Flows From Investing Activities:
             Proceeds from Sale of Equipment                              -         12,750
                                                               -------------  -------------

            Net cash provided by investing activities                     -         12,750
                                                               -------------  -------------

Cash Flows From Financing Activities:
            Proceeds from Bank Overdraft                              1,352              -
            Proceeds from Related Party Notes                        11,616         10,000
            Payments on Notes Payable                                     -              -
                                                               -------------  -------------

            Net cash provided by financing activities                12,968         10,000
                                                               -------------  -------------

Net Increase (Decrease)  in cash                                     (2,034)           475

Cash - Beginning of Period                                            2,033          1,558
                                                               -------------  -------------

Cash - End of Period                                           $         (1)  $      2,033
                                                               =============  =============

Supplemental Disclosures of Cash Flow Information:
  Cash Paid During Period The Period For:
    Interest                                                   $     (2,983)  $       (108)
    Income Taxes                                               $          -   $          -



   The accompanying notes are an integral part of these financial statements.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005


NOTE 1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS OF THE YEAR ENDED DECEMBER 31, 2005

We have restated our balance sheet at December 31, 2005 and statements of income, stockholders' equity and cash flows for the year ended December 31, 2005. The restatement impacts the year ended December 31, 2005, but has no effect on the financial statements issued in prior fiscal years. The statement of income previously reported a net loss of ($68,491) for 2005. The net loss should have been ($89,500) for 2005. The restatement corrects an error within the salary paid to the president and the appropriate allocation of common expenses to the company, which was not recorded appropriately in the original statements of income. In addition, the 2005 restatement also affected the 2006 numbers in that retained earnings and related party payables have changed due to the roll forward of previous balances. The related party payable and retained earnings previously reported a balance of $157,003 and $662,204 respectively for 2006. The balances should have been $144,204 and $649,405 respectively for 2006.


ORGANIZATION


NB Telecom, Inc. ( the "Company") was originally incorporated as NB Payphones Ltd. under the laws of the state of Pennsylvania on November 16, 1999. On December 27, 2005 we migrated our state of organization to the state of Nevada and effective March 23, 2006, our name changed to NB Telecom, Inc.


NATURE OF BUSINESS

NB Telecom, Inc. is currently a provider of both privately owned and company owned payphones (COCOT's) and stations in Pennsylvania. The Company receives revenues from the collection of the payphone coinage, a portion of usage of service from each payphone and a percentage of long distance calls placed from each payphone from the telecommunications service providers. In addition, the Company also receives revenues from the service and repair of privately owned payphones, sales of payphone units and the sales of prepaid phone cards.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MANAGEMENT ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CONCENTRATIONS OF CREDIT RISK

The Company's payphones are located primarily in Pennsylvania and usage of those phones may be affected by economic conditions in those areas. The company has experienced about a 30% drop in revenue's, due to increased competition from other payphone providers and increase usage of wireless communications.

The Company maintains cash balances with a financial institution insured by the Federal Deposit Insurance Corporation up to $100,000. There are no uninsured balances at December 31, 2006.

CASH AND CASH EQUIVALENTS
The Company  considers  all highly liquid  instruments  with a maturity of three months or less when purchased to be cash equivalents for purposes of classification in the balance sheets and statement of cash flows. Cash and Cash equivalents consists of cash in bank (checking) accounts.

FIXED ASSETS AND DEPRECIATION

Fixed assets are stated at cost. Depreciation is calculated on a straight-line basis over the useful lives of the related assets, which range from five to seven years.

INCOME TAXES

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized using the asset and liability method by applying tax rates to cumulative temporary differences based on when and how they are expected to affect the tax return. Deferred tax assets and liabilities are adjusted for income tax rate changes.

NET (LOSS) PER COMMON SHARE

Net loss per common share has been calculated by taking the net loss for the current period and dividing by the weighted average shares outstanding at the end of the period.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REVENUE RECOGNITION

The Company derives its primary revenue from the sources described below, which includes dial around revenues, coin collections, and telephone equipment repairs and sales. Other revenues generated by the company include, phone card sales, and commissions.

Dial around revenues are generated from calls to gain access to a different long distance carrier than is already programmed into the phone. Revenues from dial around calls are recorded based upon estimates until the coin collection revenues are generated when callers deposit coins into the phones to make calls. Coin revenues are recorded in an amount equal to the coins collected. Revenues on commissions, phone card sales, and telephone equipment repairs and sales are realized when the services are provided.

EXPENSE ALLOCATION


The Company is part of a consolidated entity, USIP.Com, Inc and the Board of Directors of USIP has approved the spinoff of the Company. Expenses related to Insurance, Rent and Professional Fees were allocated proportionately to their business activities. The allocation was determined by the percentage of total expenses per each company to total expenses per the consolidated. Then the Insurance, Rent and Professional Fees were allocated to the companies based on this allocation percentage. The Company felt this was the best indication of operations done by the company. At each of the years ending December 31, 2006 and 2005, the total expenses incurred by USIP.com was $88,415 and $184,245, respectively. NB Telecom recorded extra expenses per the allocation of $25,605 and $12,798 for the years ended December 31, 2006 and 2005, respectively.


NOTE 2.           INVENTORY

Inventory is valued at the lower of cost, determined on the first-in, first-out basis (FIFO), or market value. At December 31, inventory consists of the following:

                                             2006                 2005
                                        ----------------     ----------------
              Parts and Accessories      $            -           $    1,251
                                        ----------------     ----------------
                                         $            -           $    1,251
                                        ================     ================

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 3.           COMMISSIONS AND SALES RECEIVABLE

Commissions and Sales Receivable consists of the following at December 31:


                                              2006                 2005
                                           ----------------  ------------------
              Commissions Receivable              $      -          $   13,768
              Sales Receivable                       1,223                 654
                                           ----------------  ------------------
                                                 $   1,233          $   14,422
                                           ================  ==================


NOTE 4.           RELATED PARTY NOTE

The Company has a note payable to Craig Burton, President of the Company. This note has a due date of November 21, 2007 and carries an interest of 10%. The outstanding principal on the note was $5,000 as of both December 31, 2006 and 2005. The accrued interest was $570 and $54 as of December 31, 2006 and 2005, respectively.

The Company has a note payable with a relative of Joseph Passalaqua, Secretary of the Company. This note has a due date of November 21, 2007 and carries an interest of 10%. The outstanding principal on the note was $5,000 as of both December 31, 2006 and 2005. The accrued interest was $570 and $54 as of December 31, 2006 and 2005, respectively.


The Company has a note payable with Joseph Passalaqua, Secretary of the Company. This note has a due date of May 31, 2008 and carries an interest of 15%. The outstanding principal on the note was $10,000 and $0 as of December 31, 2006 and 2005, respectively. The accrued interest was $584 and $0 as of December 31, 2006 and 2005, respectively.


NOTE 5.           RELATED PARTY PAYABLE


As of December 31, 2006 and 2005 the Company had payables due to USIP.Com, Inc.,
the   Company's   parent   company  in  the  amount  of  $143,588  and  $97,043,
respectively.

As of December 31, 2006 the Company had a payable due to Datone, Inc., a subsidiary of the Company's parent company in the amount of $616 and a receivable at December 31, 2005 of $3,245.


NOTE 6.           COMMITMENTS

As of December 31, 2006 and 2005, all activities of the Company have been conducted by corporate officers from either Companies Parents business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 7.           MAJOR DIAL AROUND COMPENSATION PROVIDERS (COMMISSIONS)

The Company received approximately 95% of total dial around and zero-plus compensation (commissions) from two providers.

NOTE 8.           INCOME TAXES


As of December 31, 2006, the Company had a net operating loss carry forward for income tax reporting purposes of approximately $330,000 that may be offset against future taxable income through 2025. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carry-forwards will expire unused. Accordingly, the potential tax benefits of the loss carry-forwards are offset by a valuation allowance of the same amount.


                                            2006               2005
                                     ------------------- ------------------
      Net Operating Losses & Other             112,200             49,692
      Valuation Allowance                     (112,200)           (49,692)
                                     ------------------- ------------------
                                                      -                  -
                                     =================== ==================


NOTE 8.           INCOME TAXES - CONTINUED

The provision for income taxes differs from the amount computed using the federal US statutory income tax rate as follows:


                                                  2006             2005
                                               ---------------  ---------------
  Provision (Benefit) at US Statutory Rate           (62,262)         (30,426)
                                               ---------------  ---------------
  Other Differences                                     (246)           7,139
  Increase (Decrease) in Valuation Allowance          62,508           23,287
                                               ---------------  ---------------
                                                           -                -
                                               ===============  ===============


The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and causes a change in management's judgment about the recoverability of deferred tax assets, the impact of the change on the valuation is reflected in current income.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 9.            GOING CONCERN CONSIDERATIONS


The  accompanying  financial  statements  have been prepared in conformity  with
accounting   principles   generally   accepted  in  the  United  States,   which
contemplates the Company as a going concern. However, the Company has sustained substantial operating losses in recent years. The company has a current ratio of ..005 for the year ended December 31, 2006, and has a deficit in stockholders' equity. The Companies ability to continue as a going concern is dependent upon obtaining the additional capital as well as additional revenue to be successful in its planned activity. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses. Management believes that actions
presently   being  taken  to  revise  the  Company's   operating  and  financial
requirements provide them with the opportunity to continue as a going concern.


These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

NOTE 10. MERGER AND SPINOFF


On December 27, 2005 the Company signed an Agreement and Plan of Merger ("Agreement") with NB Telecom, Inc., ("Telecom") a newly formed Nevada corporation. Under the terms of the proposed Merger the Company shall be merged into Telecom, with Telecom continuing as the surviving corporation. The Merger became effective as of March 23, 2006.


The Company is currently a wholly owned subsidiary of USIP, and the Board of Directors of USIP has approved the spinoff of the Company. Under the terms of the spinoff, each person who was a shareholder of USIP on the August 24, 2006, (the "Spinoff Record Date"), will receive one share of the Company's common stock for each share of USIP common stock, which they owned on the Spinoff Record Date. Such shareholders will also receive the right to purchase .128666 shares of the common stock of the Company for each share of common stock they own on the Spinoff Record Date. The purchase price for such shares will be $.10 per share. Following the Spinoff, the Company will be independent of USIP and USIP will have no further ownership interest in the Company.

                                NB TELECOM, INC.
                  (A WHOLLY OWNED SUBSIDIARY OF USIP.COM, INC.)
                        NOTES TO THE FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

NOTE 11. PRO FORMA EARNINGS PER SHARE

The following table outlines what the pro forma earnings per share will be based on the shares of NB Telecom that will be distributed in the spin-off transaction.


                             For the Year          For the Year
                                ended                  ended
                             December 31,           December 31,
                                 2006                  2005
                           ------------------    -----------------
Net Loss                    $        183,124               89,500
Shares                            49,632,222           49,632,222
                           ------------------    -----------------
EPS                        $               0     $               0
                           ==================    =================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our bylaws and articles of incorporation provide that our officers and directors are indemnified to the fullest extent provided by the Nevada Revised Statutes ("NRS").

Under the Nevada Revised Statutes, director immunity- from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors' immunity. The NRS excepts from that immunity (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of NBT pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

The Company has not purchased insurance for the directors and officers which would provide coverage for their acts as an officer or director of the Company.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the distribution, all of which are to be borne by the Registrant, are as follows:

            SEC  Registration  Fee  . . . . . . . . . . . . . . . .$      64.70
            Blue  Sky  Fees  and  Expenses  . . . . . . . . . . . .$ 10,000*
            Accounting  Fees  and  Expenses  .  . . . . . . . . . .$ 15,000*
            Legal  Fees  and  Expenses  . . . . . . . . . . . . . .$ 30,000*
            Printing  and  Engraving  . . . . . . . . . . . . . . .$  5,000*
            Transfer Agent and Registrar fees                      $  1,000*
                                                                   =========
                     Total  . . . . . . . . . . . . . . . . . . . .$61,064.70*
            --------------------------------------------------------
---------------

*All the amounts noted above are estimates other then the commission's registration fee.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES - NONE.

ITEM 27. EXHIBITS.

         Number   Description
         -------- --------------------------------------------------------------
         3.1      Certificate of Incorporation of the Registrant.**
         3.2      Bylaws of the Registrant.**
         4.1      Specimen Common Stock Certificate.**
         5.1      Opinion of Counsel.**
         8.1      Opinion on Tax Matters.
         10.1     Material Contracts.**
         23.1     Consent of Independent Auditor.
         24       Power  of  Attorney  located  on  the  signature  page  of the
                  Registration Statement.**
         99.1     Form of Letter to Shareholders.**
         99.2     Form of Letter to Brokers.**
         99.3     Form of Rights Certificate.**
         99.4     Form of Instructions for Rights Certificate.**
         99.5     Form of Letter to Clients.**
         99.6     Form of Nominee holder certificate form.**
         99.1     Form of Letter to Shareholders.**
--------------------------------------------------
**Previously submitted.

ITEM 28. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Registrant hereby undertakes that it will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) That for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

         (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

         (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;


         (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and


         (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial BONA FIDE offering of those securities.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Saxonburg, Pennsylvania on the 11th day of May, 2007.


                                NB TELECOM, INC.

                 By: /s/ Paul Kelly
                    -----------------------------------------
                       Paul Kelly
                       President, Chief Executive Officer and Director

                 By: /s/ Craig Burton
                    ----------------------------------------
                        Craig Burton, Secretary, Principal Financial
                        Officer and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated

   Signatures

   /s/ Paul Kelly
   ----------------------
   Paul Kelly               President, Principal Executive Officer, Director and
                            Chairman of the Board

   /s/ Craig Burton
   ----------------------
   Craig Burton             Secretary, Principal Financial Officer and Director


                                POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Craig Burton, with full power of substitution, his/her true and lawful attorney-in-fact and agent to do any and all acts and things in his/her name and on his/her behalf in his/her capacities indicated below which he may deem necessary or advisable to enable NB Telecom, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for him/her in his/her name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities

   Signatures

   /s/ Paul Kelly
   ----------------------
   Paul Kelly               President, Principal Executive Officer, Director and
                            Chairman of the Board

   /s/ Craig Burton
   ----------------------
   Craig Burton             Secretary, Principal Financial Officer and Director